UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM SB-2

Registration Statement under the Securities Act of 1933

NOVORI INC.

(Name of Small Business Issuer in its Charter)

Delaware	5960	47 - 0948014
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Suite 105 – 5450 152nd Street Surrey, British Columbia, Canada, V3S 5J9 (778) 571-0880 (Address and telephone number of principal executive offices)

Angela Norton
2711 Centerville Road, Suite 400, Wilmington, Delaware 19808
(302) 577-5210
(Name, address and telephone number of agent for service)

with a copy to:

Penny Green Bacchus Corporate and Securities Law Suite 1820 Cathedral Place, 925 West Georgia Street Vancouver, British Columbia, Canada V6C 3L2 Tel (604) 632 1700 Fax (604) 632 1730

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Prospectus is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Title of Each Class	Amount to be	Proposed	Proposed	Amount of
of	Registered	Maximum	Maximum	Registration
Securities to be	(#)	Offering Price	Aggregate	Fee
Registered		per Unit (2)	Offering	($)
(1)		($)	Price (2)
			($)

Shares of Common	641,000	0.37	237,170	7.28
Stock, par value
$0.0001

Shares of Common	3,000,000	0.37	1,110,000	34.08
Stock, par value
$0.0001 underlying
a standby equity
distribution
agreement

Shares of Common	1,000,000	0.37	370,000	11.36
Stock, par value
$0.0001 underlying
a convertible
promissory note

Total Fee Due				52.72

1

Includes shares of common stock currently outstanding and shares of our common stock which may be offered pursuant to this Prospectus, which shares are issuable upon a standby equity distribution agreement and a convertible promissory note.

2

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the average of the high ($0.40) and low ($0.34) prices of our common stock on the OTC Bulletin Board on October 11, 2007.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

NOVORI INC.
4,641,000 SHARES
COMMON STOCK

This Prospectus relates to the resale of up to 4,641,000 shares of our common stock by certain persons who are or may become our shareholders, including up to 3,000,000 shares of common stock underlying a standby equity distribution agreement in the principal amount of up to $1,260,000 (the “Equity Agreement”), up to 1,000,000 shares of common stock underlying a convertible promissory note in the principal amount of $100,000 (the “Convertible Note”), 441,000 shares of common stock held by one shareholder, and 200,000 shares of common stock held by our two directors.

The selling shareholders consist of:

(1) 0775270 BC Ltd., which intends to sell up to 3,000,000 shares of common stock that may be purchased pursuant to the Equity Agreement; (2) Focus Capital Investments Inc., which intends to sell up to 1,000,000 shares of common stock that may be acquired pursuant to the Convertible Note;

(3)	689719 BC Ltd., which intends to sell up to 441,000 shares of common stock; and

(4)	Harold Schaffrick and Mark Neild, our directors and officers, who intend to sell up to

100,000 shares of common stock each.

All of the shares of common stock are being offered for resale by the five selling shareholders at prevailing market prices established on the OTC Bulletin Board at the time of sale or any prices as the selling shareholders determine. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol “NOVO.OB.” The reported closing price of our common stock on the OTC Bulletin Board on October 18, 2007 was $0.28 per share.

An investment in our common stock involves a high degree of risk. Investors should be able to afford the loss of their entire investment. See section entitled "Risk Factors" of this Prospectus.

Neither the US Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

This Prospectus contains forward-looking statements that involve risks and uncertainties. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this Prospectus.

All of the references to dollar amounts in this Prospectus are in US dollars unless otherwise noted.

Our Business

Novori Inc. (“Novori”, “we”, “us”) was incorporated on July 26, 2004 under the laws of the State of Delaware. Our principal offices and studio are located at Suite 105, 5450 152nd Street, Surrey, British Columbia, Canada, V3S 5J9, and our telephone number is (778) 571-0880. Our fiscal year end is May 31. We have one subsidiary, Novori Marketing Inc. Our website, www.novori.com, was launched in February 2005. Our common stock is quoted on the OTC Bulletin Board under the symbol “NOVO.OB.”

We are in the business of selling loose diamonds and fine jewelry to customers via the Internet. All our jewelry designs are hand crafted, professionally finished and quality inspected prior to being shipped to ensure a quality product is received by each customer. We provide our customers with a safe online shopping experience that provides extensive product and purchasing information along with a no risk purchase, in that customers can return products within 30 days for an exchange or refund. Through our jewelers we have the ability to custom make any piece of jewelry. Our website showcases thousands of loose diamonds and hundreds of pieces of handcrafted jewelry.

To achieve our objectives, we must be able to maintain the quality of our website, selection of our products and a high level of customer support available through telephone and email. In the long term, we must develop a strong base of jewelry suppliers and jewelers to allow us to expand the product line and knowledge base content on our website. We must also build the infrastructure to accommodate order fulfillment if we are successful in increasing our sales volume. Because our business is web based and the majority of our customer interface is electronic, we anticipate a slow growth plan for the organization.

We expect that our total expenses will increase over the next year as we increase our marketing and promotional activities and sales. We have not been able to reach the break-even point for the last two fiscal years and have had to rely on outside capital resources. We believe that increased sales from our products will add new capital resources over the coming year, but we believe that our sales will not provide sufficient capital resources to sustain our operations and fund product development over the next 12 months. Therefore, we anticipate that we will continue to incur losses for the next 12 months. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. In order to improve our liquidity, we entered into two convertible promissory notes, four promissory notes and one equity distribution agreement and have received to date, or have the right to receive up to $1,490,000.

We anticipate that we will require additional financing of $770,000 through private placements and loans. We currently do not have sufficient financing to carry out our full business plan and there is no assurance that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

The Offering

The 4,641,000 common shares will represent approximately 13% of our issued and outstanding stock, assuming 4,000,000 shares are issued pursuant to the Equity Agreement and the Convertible Note.

Pursuant to the Equity Agreement, 0775270 BC may purchase up to $1,260,000 worth of our common stock. The purchase price of common shares shall be equal to 60% of the five day volume weighted average stock price after the date that we give a funding request notice to 0775270 BC (the “Notice Date”) that we wish to sell it stock pursuant to the agreement. According to policies set out by the SEC, the SEC generally will not allow issuers to register more than 33.3% of the public float.

Pursuant to the Convertible Note, Focus Capital may, at its discretion, convert the principal of $100,000 into our common stock at a conversion price of the lesser of $0.25 per share or a 25% discount of the five day volume weighted average stock price as of the date of conversion. Therefore, the minimum amount of shares that Focus Capital may convert is 400,000 and there conceivably is no maximum number of shares. However, due to the policies stated above we are registering a maximum of 1,000,000 shares pursuant to the Convertible Note.

One shareholder is registering 441,000 shares of common stock. In addition, our Directors and officers are each registering 100,000 shares of common stock. Therefore, in total, an aggregate of 641,000 shares of common stock that are currently issued and outstanding are being registered by selling shareholders.

Securities Offered:

Up to 4,641,000 common shares offered by the selling shareholders, including:

  up to 3,000,000 shares of common stock underlying the Equity Agreement;
  up to 1,000,000 shares of common stock underlying the Convertible Note; and
  641,000 shares of common stock held by our directors and officers and one shareholder.

Offering Price:	Prevailing market prices at the time of sale or any prices as the selling shareholders determine.

Minimum Number of Shares to be Sold in this Offering:	None

Securities Issued and to be Issued:	32,955,500 shares of common stock and 19,000,000 shares of series A convertible preferred stock are issued and outstanding as of October 22, 2007. After the offering, assuming 3,000,000 common shares underlying the Equity Agreement and 1,000,000 shares underlying the Convertible Note are outstanding, there will be 36,955,500 shares of common stock outstanding.

Market for Our Common Stock:	All of the common stock to be sold under this Prospectus will be sold by five selling shareholders on the OTC Bulletin Board. Our common stock is quoted on the OTC Bulletin Board under the trading symbol “NOVO.OB”. The actual selling price of the shares will be determined by prevailing market prices at the time of the sale or at privately negotiated prices determined by the selling shareholders. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders. Any proceeds we receive from issuance of the common stock under the Equity Agreement and the Convertible Note will be used for general corporate operations.We will bear all costs associated with this Prospectus.

  The above information regarding common stock to be outstanding after the offering is based on 32,955,500 shares of common stock outstanding as of October 22, 2007.

  Financial Condition

  We have incurred a net loss of $1,061,978 since our inception on July 24, 2004 to August 31, 2007 and we had a net accumulated deficit of $1,192,073 as at August 31, 2007. As of August 31, 2007, we had cash of $23,239 and a working capital deficit of $150,088. Our auditors stated that these factors raise substantial doubt about our ability to continue as a going concern.

  We will need additional working capital to continue or to be successful in our future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objective. Besides our sales of products, we plan to seek additional debt or equity financing, or a combination of both, to raise the necessary working capital. We expect to require approximately an additional $770,000 in financing to continue our planned operations for the next twelve months (beginning November 2007).

  Financial Summary Information

  The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" and the accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	For the Year	Accumulated from	For the Three	For the Three
	Ended May 31,	July 26,	Months	Months
	2007	2004 (Inception) to	Ended August	Ended August
	(audited)	May 31, 2007	31, 2007	31, 2006
	($)	(audited)	(unaudited)	(unaudited)
		($)	($)	($)

Revenue	1,445,096	2,114,272	468,315	333,406

Cost of Sales	1,261,524	1,856,667	398,869	310,450

Gross Profit	183,572	257,605	69,446	22,956

Expenses	594,423	1,108,786	224,814	115,170

Net Income	(868,797)	(1,309,127)	247,149	(92,214)
(Loss)

Net Income	(0.02)	-	0.01	-
(Loss) per
share

Balance Sheet Data

	August 31,	May 31, 2007
	2007	($)
	($)	(audited)
	(unaudited)

Working Capital Deficit	150,088	216,648

Total Assets	90,524	44,439

Total Liabilities	378,978	801,918

Risk Factors

  Please consider the following risk factors before deciding to invest in our common stock.

  This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

  Novori Risks

  1. There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

  The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; and (ii) our dependence on the sale of equity securities and receipt of capital from outside sources to continue our operations. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. If this happens, you could lose all or part of your investment.

  2. Our failure to acquire diamonds at commercially reasonable prices could result in higher costs and lower net sales and prevent us from achieving significant revenues and from becoming profitable.

  If we are unable to acquire diamonds at commercially reasonable prices, we may never be able to achieve significant revenues or a competitive position. The success of our business model depends, in part, on our ability to offer prices to customers that are below those of traditional jewelry retailers. A majority of the world’s supply of rough diamonds is controlled by a small number of diamond mining firms. As a result, any decisions made to restrict the supply of rough diamonds by these firms to our suppliers could substantially impair our ability to obtain diamonds at commercially reasonable prices, if at all. We do not currently have any direct supply relationship with these firms nor do we expect to enter into any such relationship in the foreseeable future. Our ability to acquire diamonds is also substantially dependent on our relationships with approximately 100 diamond suppliers, on whom we currently rely to supply all of our diamonds. Our inability to maintain and expand this and other future diamond supply relationships on commercially reasonable terms or the inability of our current and future suppliers to maintain arrangements for the supply of products sold to us on commercially reasonable terms could substantially harm our business and results of operations.

  3. If we are unable to obtain a high ranking for our website for key search terms within the major search engines we may fail to create consumer awareness of our website and products and our sales may suffer.

  We expect a great majority of our sales to come from customers who arrive at our website after searching for key terms on Internet portals and search engines such as Google.com.

  Establishing and maintaining relationships with leading Internet portals and search engines and optimizing our website to generate visitors from the major search engines is competitive and expensive. Since our inception on July 26, 2004 to August 31, 2007, we spent approximately $570,000 on search engine optimization, website development and other online marketing. We have no marketing relationships established with any Internet portals. We expect that we will have to pay high fees to enter into relationships of this type. We have already begun to highly optimize our website so that it may be easily found on major search engines on the Internet. We have experienced increased website traffic since July 2007 due in part to www.novori.com hitting the number two spot on www.google.com for the search terms “diamond wedding rings” among others. However, traffic to our websites could decline if our search ranking on Internet search engines or if the traffic to the website of an Internet portal on which we advertise decreases. A failure to maintain, expand or enter into Internet portal relationships or to establish additional online advertising relationships that generate a significant amount of traffic from other websites could prevent us from achieving significant sales or limit the growth of our business.

  4. We may not succeed in establishing the Novori brand, which could prevent us from acquiring customers and achieving significant revenues.

  A significant component of our business strategy is the establishment and promotion of the Novori brand in association with diamonds and jewelry. Due to the competitive nature of the online market for diamonds and jewelry, if we do not establish a brand we may fail to build a customer base or achieve significant revenues. Promoting the Novori brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, positive customer experience. To promote our brand we expect to incur substantial expense related to advertising and other marketing efforts.

  We expect that developing a good reputation will be key to our success in developing a recognizable and trusted brand, which we believe can be achieved by providing a positive customer experience. In order to provide a positive customer experience, we expect to invest substantial sums in our website development and functionality, fulfillment operations and customer service operations.

  Our ability to provide a positive customer experience is also dependent on external factors over which we may have little or no control, including the performance of our suppliers, third-party carriers and networking vendors. We also rely on third parties for information, including product characteristics and availability that we present to consumers on our website, which may, on occasion, be inaccurate. Our failure to provide our customers with positive customer experiences for any reason could substantially harm our reputation and prevent us from developing Novori as a trusted brand. The failure of our brand promotion activities could adversely affect our ability to attract new customers and maintain customer relationships and, as a result, substantially harm our business and results of operations.

  5. Competition from traditional and online retail companies with greater brand recognition and resources may reduce our gross margins or prevent us from achieving significant revenues.

  The retail jewelry industry is highly competitive and if it increases, it may result in price pressure and reduced gross margins, any of which could substantially harm our business and results of operations. Current and potential competitors include:

    independent jewelry stores;
    retail jewelry store chains, such as Tiffany & Co., Zales and Signet PLC’s Kay Jewelers;
    other online retailers that sell diamonds or jewelry, such as Amazon.com and Blue Nile;
    boutiques and websites operated by brand owners;
    department stores, such as Nordstrom and Neiman Marcus;
    catalogue and television shopping retailers, such as Home Shopping Network; and
    discount superstores, mass retailers and wholesale clubs, such as Costco Wholesale.

  In addition to these competitors, we may face competition from suppliers of our products that decide to sell directly to consumers, either through physical retail outlets or through an online store.

  Many of our current and potential competitors have advantages over us, including longer operating histories, greater brand recognition, existing customer and supplier relationships, and significantly greater financial, marketing and other resources. In addition, traditional store-based retailers offer consumers the ability to physically handle and examine products in a manner that is not possible over the Internet as well as a more convenient means of returning and exchanging purchased products.

  Some of our competitors seeking to establish an online presence may be able to devote substantially more resources to website systems development and exert more leverage over the supply chain for diamonds and fine jewelry than we can. In addition, larger, more established and better capitalized entities may acquire, invest or partner with traditional and online competitors as use of the Internet and other online services increases. Our online competitors can duplicate many of the products, services and content we offer, which could harm our business and results of operations.

  6. Because of seasonal fluctuations in our sales, our quarterly results may fluctuate and may be below expectations.

  We experience peak sales in late November and December during the holiday shopping season, reflecting the general pattern of the retail industry. We also have higher sales in February and May relating to Valentine’s Day and Mother’s Day. Due to the expected seasonality of our sales, we believe it is likely that our quarterly results will fluctuate, perhaps significantly. In anticipation of increased sales activity during the fourth quarter, we may incur significant additional expenses, including higher inventory of jewelry and additional staffing for customer support services. If we were to experience lower than expected net sales during any future fourth quarter, it would have a disproportionately large impact on our operating results and financial condition for that year. It is possible that in the fourth quarter of a given year our seasonal sales patterns may cause a shortfall in net sales as compared to expenses which would substantially harm our business and results of operations.

  7. Success depends in part on our ability to attract and retain additional personnel, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals and becoming profitable.

  We anticipate that we will need to hire additional personnel starting May 2009, in the area of customer services, which we believe will be an important component of our success. Although we have not experienced problems attracting and retaining key personnel in the recent past, we believe that our inability to attract additional personnel could have a material adverse effect on our ability to conduct our business. If we are unable to retain personnel, we may not be able to provide adequate customer services to develop and maintain a good reputation with customers, which could prevent us from generating sufficient revenues to become profitable.

  8. We do not have any written agreements with any of our 100 suppliers or with our 8 jewelers, which means that we risk being unable to meet the supply of customer orders, which could prevent us from achieving significant revenues.

  We have no written agreements with any of the 100 diamond suppliers from whom we intend to obtain diamonds in order to fulfill orders from our website. Although we have received verbal confirmation that these suppliers will be able to provide us with diamonds and some of these suppliers have supplied us with diamonds in the past, we have no recourse if these suppliers refuse or neglect to do so. We also have 8 jewelers that set our diamond jewelry, including custom jewelry. Each of these jewelers creates the mountings and set the jewelry and also ships the jewelry to our customers on our behalf. Because we do not have any formal agreements with our jewelers, it is a risk to us that they may stop providing us with services related to jewelry setting and delivery. If our suppliers fail to deliver services to us as promised, we may have no legal recourse against them and we may fail to find a suitable alternative allowing us to process orders from our website. If we are unable to fulfill orders because of a failure of our jewelers or our diamond suppliers to provide us with products or services, we will not be able to achieve revenues and may have to discontinue operations.

  9. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

  Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

  Risks Related to Our Securities

  10. The price and trading volume of our common stock has been highly volatile and could adversely affect your ability to sell your shares and the available price for the shares when sold.

  Our common stock is quoted on the OTC Bulletin Board under the trading symbol “NOVO.OB”. The market for our stock is highly volatile. We cannot guarantee you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares your purchase from the selling shareholders.

  11. The US Securities and Exchange Commission imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

  Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the Rules promulgated thereunder (the “Exchange Act”) which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

  12. The issuance of shares under the Equity Agreement and the Convertible Note may cause immediate dilution to our existing shareholders.

  The issuance of shares under the Equity Agreement and the Convertible Note may result in dilution to the interests of other stockholders. The lower our stock price, the more shares of common stock we will have to issue under the Equity Agreement and the Convertible Note to draw down the full amount. Accordingly, our existing stockholders would experience greater dilution. If the market price of our common stock at the date of conversion or purchase is $1.30, $1.00, $0.50, $0.25, $0.16, and $0.10 per share, the potential amount of common stock to be issued would significantly increase the amount of our outstanding shares by approximately 5.8%, 7.1%, 12.2%, 21.3%, 30% and 40.4%respectively and result in an immediate dilution to existing shareholders.

  13. New shareholders will experience significant dilution from the sale of shares under the Equity Agreement and the Convertible Note.

  Focus Capital may convert the principal of $100,000 into our common stock under the Convertible Note. 0775270 BC can purchase up to $1,260,000 worth of our common stock under the Equity Agreement. Also, there would be no maximum number of shares we might be required to issue due to the variable conversion and purchase prices. .

  To illustrate the dilution that may result from the purchase of shares under the Equity Agreement and the Convertible Note, we assume that the five day volume weighted average stock price is same as the offering price. If an offering price is $1.30 per share, the new stockholders would experience an immediate dilution of $1.27 per share based on the net tangible book value of ($0.009) per share as of August 31, 2007. Dilution per share at prices of $1.00, $0.50, $0.25, $0.16 and $0.10 per share would be $0.97, $0.47, $0.23, $0.14 and $0.08, respectively.

  14. Under the Equity Agreement and Convertible Note, two holders will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

  The common stock to be issued under the Equity Agreement will be issued at a 40% discount to the volume weighted average stock price during the five consecutive trading days after the Notice Date. The common stock to be issued under the Convertible Note will be issued at a conversion price of the lesser of $0.25 or a 25% discount to the volume weighted average stock price during the five consecutive trading days after the conversion date. These discounted sales could cause the price of our common stock to decline.

  In many circumstances the provisions of the standby equity distribution agreement or convertible promissory note for companies that are traded on the OTCBB have the potential to cause a significant downward pressure on the price of common stock. This is especially true if we have not performed in such a manner to show that the equity funds raised will be used to grow us. This could result in further downward pressure on the price of our common stock.

  15. If the selling stockholders sell part or all of their shares of common stock on the OTC Bulletin Board, such sales may cause our stock price to decline. Investors may have difficulty selling their stock.

  The subsequent sale of such shares by two holders of the Equity Agreement and the Convertible Note could cause significant downward pressure on the price of our common stock. This is especially the case if the shares being placed into the market exceed the market's demand for our common stock. As the stock price of our common stock declines, two holders will be entitled to receive an increasing number of shares under the Equity Agreement and the Convertible Note due to the variable purchase or conversion price. The sale of such increasing number of shares by them could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering.

  After this Prospectus is declared effective by the Securities and Exchange Commission, a total of 4,000,000 shares of common stock under the Equity Agreement and the Convertible Notes, are free trading and may be sold. Such sales of common shares, representing approximately 11% of the total number of shares of common stock outstanding upon their issuance, may significantly cause our stock price to decline. Investors may have difficulty selling their stock.

  16. We do not intend to pay any dividends and there will be less ways in which you can make a gain on an investment in us.

  We have never paid any cash dividends, although we declared stock dividends twice in 2007. We currently do not intend to pay any cash or stock dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare any dividends, any gain on an investment in us will need to come through appreciation of the stock’s price.

  17. Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

  FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

  Use of Proceeds

  We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the five selling shareholders. However, we will receive the proceeds from the sale of shares of common stock to two selling shareholders under the Equity Agreement and the Convertible Note. The purchase price of the common stock to be issued under the Equity Agreement will be at a 40% discount to the volume weighted average stock price during the five consecutive trading days after the Notice Date. The conversion price of the common stock to be issued under the Convertible Note will be the lesser of $0.25 or a 25% discount to the volume weighted average stock price during the five consecutive trading days after the conversion date. We intend to use the proceeds from such sale of shares of common stock for general corporate operations.

  Determination of Offering Price

  The selling shareholders will sell their shares at prevailing market prices at the time of sale or any prices as the selling shareholders determine. The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus.

  Dilution

  Since this offering is being made solely by the selling shareholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Agreement and the Convertible Note.

  As of August 31, 2007, the net tangible book value of our shares of common stock was $(288,454) or approximately $(0.009) per share based upon 32,955,500 common shares outstanding as at August 31, 2007.

  The purchase price of the common stock to be issued under the Equity Agreement will be at a 40% discount to the volume weighted average stock price during the five consecutive trading days after the Notice Date. The conversion price of the common stock to be issued under the Convertible Note in the principal amount of $100,000 will be the lesser of $0.25 or a 25% discount to the volume weighted average stock price during the five consecutive trading days after the conversion date.

  If we assume that two holders of the Equity Agreement and the Convertible Note purchase or convert the total amount of $1,360,000 value of our common stock and their offering price and the five day volume weighted average stock price are same, we prepare the following table showing the dilution per share to new investors at various assumed offering prices as reference.

Offering	Equity Agreement	Purchase or	Number of	Dilution to
Price	or Convertible	Conversion	Common Stock	New Investors
($)	Note	Price ($)	to be issued (#)	($)

1.30	Equity Agreement	0.78	1,615,385	1.27

	Convertible Note	0.25	400,000

1.00	Equity Agreement	0.60	2,100,000	0.97

	Convertible Note	0.25	400,000

0.50	Equity Agreement	0.30	4,200,000	0.47

	Convertible Note	0.25	400,000

0.25	Equity Agreement	0.15	8,400,000	0.23

	Convertible Note	0.188	531,915

0.16	Equity Agreement	0.096	13,125,000	0.14

	Convertible Note	0.12	833,333

0.10	Equity Agreement	0.06	21,000,000	0.08

	Convertible Note	0.075	1,333,333

  In addition, the issuance of shares upon the Equity Agreement and the Convertible Note may also result in dilution to the interests of other existing stockholders since two holders of the Equity Agreement and the Convertible Note may ultimately sell the full amount of common shares issuable on purchase or conversion. If we assume the market price of our common stock is $1.30, $1.00, $0.50, $0.25, $0.16, and $0.10 per share, the potential amount of common stock to be issued would significantly increase the amount of our outstanding shares by approximately 5.8%, 7.1%, 12.2%, 21.3%, 30% and 40.4% respectively and result in an immediate dilution to existing shareholders.

  Selling Shareholders

  The selling shareholders may offer up to 4,641,000 shares of common stock under this Prospectus. Since our inception on July 24, 2004 to October 22, 2007, we raised capital pursuant to the following common share issuances, with issuances pre-dating February 9, 2007 presented on a pre-split basis as they were carried out before we paid two stock dividends, each on a 2:1 basis, on February 9 and March 29 of 2007, respectively):

    On July 28, 2004, we issued 3,000,000 shares of common stock to our directors at a price of $0.0001 per share for cash proceeds of $300. On May 4, 2005, 750,000 shares of common stock issued to a director were cancelled.
    On November 14, 2004, we issued 7,500,000 shares of common stock to two directors at a price of $0.016 per share for cash proceeds of $500 and $250 for services.
    On November 26, 2004, we issued 14 investors 2,499,375 shares of common stock at $0.016 per share for total proceeds of $39,990 pursuant to private placements.
    On March 12, 2005, we issued 36 investors 273,250 shares of common stock pursuant to private placements at $0.20 per share for cash proceeds of $53,650, net of offering costs of $1,000.
    On May 30, 2005, we issued 100,000 shares of common stock at $0.20 per share to our Senior Vice President of investor relations for proceeds of $20,000, pursuant to a private placement.
    On May 4, 2006, we issued 4,000 shares of common stock at $0.75 per share to 689719 BC Ltd., the holder of three promissory notes and one convertible note, for total proceeds of $3,000, pursuant to a private placement
    On May 24, 2006, we issued 252,000 common shares at a deemed price of $0.75 per share to various individuals as compensation for marketing services.
    On July 5, 2007 we issued 441,000 shares of our common stock to 689719 BCLtd. based on the conversion of the outstanding principal and interest of $88,200at $0.20 per share pursuant to a convertible note.

  All stock issuances described above were exempt from registration under Regulation S of the Securities Act. The purchasers of the shares in the issuances described above are all non US residents.

  This Prospectus registers up to 4,000,000 common shares pursuant to the Equity Agreement and the Convertible Note and 641,000 common shares held by two directors and one shareholder.

  The Equity Agreement allows 0775270 BC to purchase up to $1,260,000 worth of our common shares until January 24, 2009. The purchase price of the common stock to be issued under the Equity Agreement will be at a 40% discount to the volume weighted average stock price during the five consecutive trading days after the Notice Date.

  Under the Convertible Note, Focus Capital may elect to convert up to $100,000 into our common stock, until February 1, 2009. The conversion price of the common stock to be issued under the Convertible Note will be the lesser of $0.25 or a 25% discount to the volume weighted average stock price for the five consecutive trading days prior to the conversion date.

  The following table provides as of October 22, 2007 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

    the number of shares owned by each prior to this offering;
    the total number of shares that are to be offered for each;
    the total number of shares that will be owned by each upon completion of the offering;
    the percentage owned by each; and
    the identity of the beneficial holder of any entity that owns the shares.

  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

			Estimated		Percentage
	Shares		Maximum		Owned
	Owned		Number of	Beneficial	upon
	Prior		Shares	Ownership	Completion
	to this	Percent	Being	After	of
Name of Selling	Offering	(%)	Offered	Offering	the
Shareholder	(#)		(#)	(#)	Offering
					(%)

0775270 BC Ltd. (1)	3,000,000	8	3,000,000	0	0
	(2)

689719 BC Ltd. (3)	441,000	1	441,000	0	0

Focus Capital Investments	1,400,000	4	1,000,000	400,000	1
Inc. (4)	(5)

Mark Neild (6)	9,500,000	29	100,000	9,400,000	29

Harold Schaffrick (7)	9,500,000	29	100,000	9,400,000	29

Total			4,641,000

1	Ferzana Jamani has voting and investment control over securities held by 0775270 B.C. Ltd. Ferzana Jamani is the sister-in-law of Nashrulla Jamani, who is our Senior Vice President, Investor Relations.

2	Includes up to 3,000,000 shares underlying the Equity Agreement on a principal amount of up to $1,260,000.

Mikhail Ratchkovshi has voting and investment control over securities held by

3	689719 B.C. Ltd.

4	Clive R. Dakin has voting and investment control over securities held by Focus Capital Investments Inc.

5	Includes 400,000 common shares already owned, and up to 1,000,000 shares underlying the Convertible Note on a principal amount of up to $100,000.

6	Mark Neild is a director and our Chief Financial Officer.

7	Harold Schaffrick is a director, our President, and Chief Executive Officer.

  Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders will sell shares of common stock not being offered in this Prospectus or will purchase additional shares of common stock, and assumes that all shares offered are sold.

  The percentage is based on the 32,955,500 shares of common stock outstanding on October 22, 2007 and assumes that 4,000,000 shares are issued under the Equity Agreement and the Convertible Note, and all shares are sold by selling shareholders.

  Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

  Plan of Distribution

  Our common stock is quoted on the OTC Bulletin Board under the symbol “NOVO.OB.” The actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or any prices as the selling shareholders determine.

  Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

  The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

    at prevailing market prices;
    in privately negotiated transactions;
    in any combination of these methods of distribution.

The sales price to the public may be:

    the market price prevailing at the time of sale;
    a price related to such prevailing market price; or

  such other price as the selling shareholders determine from time to time.

  We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

  The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

    not engage in any stabilization activities in connection with our common stock;
    furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
    not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

  None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

  Regulation M

  During such time as the selling shareholders may be engaged in a distribution of any of the shares being registered by this registration statement, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or who is participating in a distribution.

  Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

  In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

  Penny Stock Rules

  The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

    contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
    contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
    contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
    contains a toll-free telephone number for inquiries on disciplinary actions;
    defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
    contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

  The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

    with bid and offer quotations for the penny stock;
    the compensation of the broker-dealer and its salesperson in the transaction;
    the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

    monthly account statements showing the market value of each penny stock held in the customer's account.

  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

  Legal Proceedings

  As of October 22, 2007, we know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or have a material interest adverse to us.

  On July 11, 2007 Blue Nile, Inc. filed a claim against us in the United States District Court for the Western District of Washington, in Seattle, Washington. The claim alleges that we illicitly appropriated eight copyrighted images of diamonds which appeared on our website. On October 24, 2007, we have entered into a settlement agreement with Blue Nile whereby we will pay an aggregate of $20,000 to Blue Nile within 3 business days after the effective date on October 24, 2007. For the consideration, Blue Nile will release us from all claims, counterclaims and causes of actions from the allegedly infringing images. Blue Nile will dismiss the action within 5 court days from receipt of the payment.

  Directors, Executive Officers, Promoters and Control Persons

  Directors and Officers

  Our Bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at two.

  Our current directors and officers are as follows:

Name	Age	Position
Harold Schaffrick	45	Director, President, Chief Executive Officer
Mark Neild	40	Director, Chief Financial Officer, Secretary, Principal
		Accounting Officer
Nashrulla Jamani	37	Senior VP, Investor Relations

  The directors will serve as directors until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

  Harold Schaffrick, Director, President, CEO

  Harold Schaffrick has been our director, President and CEO since our inception in July 2004. For the past five years, Mr. Schaffrick has worked as a consultant with small businesses to assist them with the process of becoming public entities. He also founded, in February 2002, and was the President of, an online retail sales business, Blue Guru Investment Group Inc. d.b.a. iCanRx. Prior to this, he worked as a project manager in information systems at the British Columbia Automobile Association for ten years designing, developing and implementing business solutions. Mr. Schaffrick attended British Columbia Institute of Technology and graduated with a Diploma in Engineering. He also has a Diploma in Computer Programming from the Career Data Institute.

  Mark Neild, Director, CFO, Secretary, Chief Accounting Officer

  Mark Neild has been our director and CFO since our inception on July 24, 2004. He has worked as a consultant with many private and public companies establishing their online corporate identities, designing and developing corporate websites and assisting with public relations for these companies. Since February 2002 to July 2004, Mr. Neild has assisted in developing the online presence for iCanRx, an online retail sales business of which he was a principal and the Secretary.

  Nashrulla Jamani, Senior Vice President of Investor Relations

  Nashrulla Jamani has been our Senior Vice President of Investor Relations since October 2004. From 2004 to 2005, Mr. Jamani has also served as a director of business development for Fairchild International Corp., a company in the business of developing alternative energy sources. He worked as an account manager for Bank of Montreal from 2003 to 2004 and for Citizens Bank from 1999 to 2003, maintaining client portfolios and overseeing client credit applications. Throughout his career, Mr. Jamani has gained over nine years experience working in the finance industry. He has a Bachelor of Business Administration from Simon Fraser University and an Associate Certificate in Financial Planning.

  Significant Employees

  Other than the senior officers described above, we do not expect any other individuals to make a significant contribution to our business.

  Family Relationships

  There are no family relationships among our officers, directors or persons nominated for such positions.

  No Legal Proceedings

  None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

    being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

  Audit Committee

  The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director of us and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

  Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth the ownership, as of October 22, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us as the beneficial owner of more than 5% of any class of our securities. As of October 22, 2007, there were 32,955,500 common shares and 19,000,000 series A convertible preferred shares issued and outstanding. The holders of series A convertible preferred stock can convert their series A convertible preferred stock into our common stock at a rate of 1 share of common stock for 1 share of series A convertible preferred stock. The holders' have the option to voluntarily convert the series A convertible preferred stock into common stock after June 12, 2009.

  To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Name and Address of	Title of Class	Amount and	Percent of
Beneficial Owner		Nature of	Class
		Beneficial	(%)
		Ownership (#)
Harold Schaffrick (1) Suite 105 – 5450 152nd St. Surrey, BC V3S 5J9	Common	9,500,000	29
	Preferred	9,500,000	50
Mark Neild (2) Suite 105 – 5450 152nd St. Surrey, BC V3S 5J9	Common	9,500,000	29
	Preferred	9,500,000	50
Nashrulla Jamani (3) 3131 Godwin Avenue Burnaby, BC V5C 4G3	Common Preferred	500,000 0	1.5 0
All Officers and Directors as a Group	Common	19,500,000	59
	Preferred	19,000,000	100

1	Harold Schaffrick is our director, President and Chief Executive Officer.

2	Mark Neild is our director and Chief Financial Officer.

3	Nashrulla Jamani is our Senior Vice President, Investor Relations.

  Changes in Control

  There are currently no any arrangements which would result in a change in control of us. There is no any compensatory plan or arrangement with respect to any individual named above which results, or will result from the resignation, retirement or any other termination of employment with us, in a change in our control.

Description of Securities Common Stock

  Our authorized capital stock consists of 100,000,000 common shares, $0.0001 par value. As of October 22, 2007 our outstanding common shares are 32,955,500 shares. We do not have any warrants or options outstanding. We have one Convertible Note and one Equity Agreement outstanding, the underlying shares of which are being registered in this Prospectus.

  Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of us, whether voluntary or involuntary, to share equally in our assets available for distribution to stockholders.

  The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

  Voting Rights

  Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

  Dividend Policy

  Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We issued two stock dividends respectively on February 9, 2007 and March 29, 2007. The rate of the distribution of both dividends is to be 2:1 meaning that for every one share owned by a shareholder, another identical share will be issued. As at February 9, 2007 there were 12,878,625 shares of our common stock outstanding; after the stock dividend, there were 25,757,250 shares of our common stock outstanding. As at March 29, 2007 there were 25,757,250 shares of our common stock outstanding; after the stock dividend there were 51,514,500 shares of our common stock outstanding. After two stock dividends, our outstanding shares were 51,514,500 common shares as of April 1, 2007. However, on June 12, 2007 our directors converted 19,000,000 common shares into series A convertible preferred stock, so as of June 12, 2007 and as of October 22, 2007 there were 32,955,500 shares of our common stock outstanding.

  We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

  Preferred Stock

  We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. As of October 22, 2007, we have one class of preferred stock outstanding. The series A convertible preferred stock of 19,000,000 shares are issued and outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

  On June 12, 2007, our Board of Directors approved a resolution adopting a Certificate of Designation for series A convertible preferred stock. The Certificate of Designation authorized the issuance of 19,000,000 shares of series A convertible preferred stock. The Certificate of Designation for series A convertible preferred stock allows the holders to convert their series A convertible preferred stock into common stock at a rate of 1 share of series A convertible preferred stock for 1 share of common stock. The holders' have the option to voluntarily convert the series A convertible preferred stock into common stock after June 12, 2009.

  Shareholder Agreements

  On June 12, 2007, we entered into two shareholder agreements with Harold Schaffrick, our director, President and Chief Executive Officer, and Mark Neild, our director and Chief Financial Officer.

  Under the shareholder agreements, Harold Schaffrick and Mark Neild can, at their discretion, convert their common stock into series A convertible preferred stock on a 1 for 1 basis. On June 12, 2007, Mr. Schaffrick and Mr. Neild each converted 9,500,000 such shares (a total of 19,000,000 common shares) into our series A convertible preferred stock according to the shareholder agreements. No any other consideration would be paid in accordance with these transactions.

  Voting Rights

  At any annual or special meeting of our shareholders, the series A preferred stock carries equal voting rights as the shares of our common stock, and are not treated as a separate class. The series A preferred stock may act by written consent in the same manner as the common stock, in either case upon the following basis: each share of series A preferred stock shall entitle to the holder thereof to one vote on all matters submitted to a vote of our stockholders.

  For so long as shares of series A preferred stock remain outstanding, in addition to any other vote or consent required by law or otherwise, the vote or written consent of the holders of a majority of the outstanding series A preferred stock shall be necessary for effecting or validating the following actions:

  (i) Any amendment, alteration, or repeal of any provision of our Articles of

  Incorporation or Bylaws or any other action that materially and adversely alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the series A preferred stock, subject to the Certificate of Designations; or

  (ii) Any increase in the authorized number of shares of series A preferred stock.

  Dividend Policy

  The holders of the series A preferred stock shall be entitled to such dividends as the Board of Directors may declare in its discretion; provided, however, that no dividend on the series A preferred stock shall be declared unless, at the same time, the Board of Directors shall declare a dividend on each common share then outstanding. The amount of dividend declared and payable on the series A preferred stock, and the timings of when the dividend is payable, shall be identical for the series A preferred stock as for the common shares. In addition, we shall declare a dividend or distribution on the series A preferred stock as provided above immediately after we declare a dividend or distribution on the common stock.

  Stock Transfer Agent

  Island Stock Transfer has been appointed by us to serve as our stock transfer agent.

  Shares Eligible for Future Sale

  The 4,641,000 shares of common stock (including 4,000,000 common shares underlying the Equity Agreement and the Convertible Note) registered in this offering will be freely tradable without restrictions under the Securities Act. Of the remaining 641,000 shares being registered by the selling shareholder, 200,000 common shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder. We registered 3,323,625 shares of common stock (including 200,000 common shares underlying a convertible note) in a previous registration statement on Form SB-2, which was declared effective by the SEC on July 18, 2006.

  Of the remaining 19,755,000 shares of our restricted common stock, 500,000 shares have been held by Nashrulla Jamani, our VP, for more than one year; 455,000 shares have been held by non-affiliates for more than one year; and 18,800,000 are held by our directors in the following amounts: Harold Schaffrick, our President, owns 9,400,000 shares, all of which have been held for over a year; and Mark Neild, our CFO, owns 9,400,000 shares of our common stock, all of which have been held for more than one year.

  In addition, our directors and officers, Mr. Schaffrick and Mr. Neild, own 19,000,000 shares of series A convertible preferred stock. After June 12, 2009, the series A convertible preferred stock can be converted into a total of 19,000,000 common shares according to the conversion rate of 1:1. Upon conversion, the 19,000,000 common shares will be restricted.

  In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who have beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

  The 19,755,000 outstanding restricted securities held by our shareholders are subject to the sale limitations imposed by Rule 144. Upon the conversion of the series A convertible preferred stock, 19,000,000 restricted common shares will be subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

  The selling shareholders may offer up to 4,641,000 shares of common stock under this Prospectus. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Agreement and the Convertible Note, because the purchase or conversion price of the shares will fluctuate based on prevailing market conditions under the Equity Agreement and Convertible Note and we cannot determine how much the two holders of the Equity Agreement and the Convertible Note will purchase or convert into our common stock. Accordingly, the issued shares of our common stock, which exceed the shares of common stock registered under this Prospectus, would be restricted and subject to the sale of limitation imposed by Rule 144.

  Interest of Named Experts and Counsel

  No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

  Accountants

  Our Audited Consolidated Financial Statements for the fiscal year ended May 31, 2007 and our Unaudited Consolidated Financial Statements for the interim period ended August 31, 2007 have been included in this Prospectus in reliance upon Manning Elliott LLP, Independent Registered Public Accounting Firm, as experts in accounting and auditing.

  Legal Matters

  The validity of the common stock offered hereby will be passed upon for us by Bacchus Corporate and Securities Law.

  Reports to Security Holders

  We are subject to the reporting and other requirements of the Exchange Act and we furnish our shareholders with annual reports containing financial statements audited by our independent auditors and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. We intend to fulfill all our reporting and filing obligations under the Exchange Act.

  The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

  Disclosure of Commission Position on Indemnification for Securities Act Liabilities

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification of liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of the issues.

  Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred by such person in connection with a court action, if such person acted in good faith and had no reason to believe that such person’s conduct was unlawful.

  Our directors and officers are not insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by us.

  Description of Business

  We were incorporated as a Delaware company on July 26, 2004. We have one subsidiary, Novori Marketing Inc., which was incorporated as a British Columbia company on July 26, 2004 for the purpose of carrying on marketing activities in British Columbia, Canada.

  We are in the business of selling loose diamonds and fine jewelry to customers via the Internet, through our website www.novori.com. We provide product information on our website to allow customers to make well informed purchasing decisions. All aspects of purchasing a loose diamond or a piece of jewelry is fully explained using easy to understand descriptions and diagrams on our website.

  We allow customers to create their own engagement rings by choosing diamonds based on their shape, carat weight, cut, color, clarity, polish and certification and by selecting from a variety of settings. The customer controls the design of the ring using online tools and can mix and match diamonds and settings until the perfect ring is created.

  Our website includes products from 100 diamond suppliers and 8 jewelers, all of whom are located in the US. The diamond suppliers supply us with loose diamonds that are ordered by customers. For orders of jewelry, we obtain the diamonds from one of our 100 diamond suppliers and we send those diamonds to one of our 8 jewelers for completion of our product. At the moment, we do not have any written agreements with our jewelers or diamond suppliers.

  Development

  Since our inception on July 26, 2004, we have been developing our business plan by finding product suppliers and developing a website. As a retailer of diamonds and jewelry, it was important that we identified our suppliers early on. Since 2004 we have worked with several diamond suppliers to supply our products. Our jewelers are capable of computer-aided ring design, casting, hand crafting, polishing and diamond setting. Currently we work with approximately 100 diamond suppliers and 8 jewelers.

  Since our customers will need to be on the Internet in order to purchase from us, an agreement was signed in June 2005 to optimize and enhance our website for Internet search engines. In September 2005, we acquired a merchant account for credit card processing.

  Our website was launched in February 2005. We updated our website and launched the first phase of our new retail website on July 23, 2007. The redesign effort was based on feedback from customers and extensive industry research. We are working on the second phase of our website redesign that includes new user friendly tools.

  Since our inception, we have incurred operational losses. To finance our operation, we completed our first round of financing in December 2004. A second round of financing was completed in March 2005. We entered into four promissory notes and two convertible notes and received loans of $230,000 as of October 22, 2007. Also, we entered into a standby equity distribution agreement with 0775270 BC Ltd., which allows us to receive up to $1,260,000 in exchange for the sale of our common stock.

  On November 13, 2006, our common stock became eligible for trading on the OTC Bulletin Board. Our common stock is quoted on the OTC Bulletin Board under the symbol “NOVO.OB.” During the fiscal year ended May 31 2007, we issued stock dividends twice on our common shares. We issued a stock dividend of one common share for every share of our common stock each time.

  On June 12, 2007 our Board of Directors approved a resolution adopting a certification of designation for Series A Convertible Preferred Stock. The Certificate of Designation allows the holders to convert their Series A Convertible Preferred Stock into common stock at a rate of one share of Series A Convertible Preferred Stock for one share of common stock. The holders' cannot convert the Series A Convertible Preferred Stock back into common stock until after June 12, 2009.

  On June 12, 2007 we entered into shareholder agreements with Harold Schaffrick, director, President and Chief Executive Officer, and Mark Neild, director and Chief Financial Officer. Pursuant to the shareholder agreements, Harold Schaffrick and Mark Neild each converted 9,500,000 common shares (an aggregate of 19,000,000 common shares) into Series A convertible preferred stock on a one for one basis. No other consideration was paid in accordance with these transactions.

  Internet and Online Commerce

  Online commerce allows companies to sell directly to end consumers, thereby removing intermediaries from the traditional retail supply chain. Online commerce offers some advantages to retailers, including the lower cost of maintaining a website as compared to maintaining one or more physical storefronts and increased opportunities for marketing and personalized services. An Internet retailer can tailor its featured selections, editorial content, visual presentation, shopping interfaces and even pricing to react quickly to changing consumer tastes. Online retailers may more easily compile information about their customers which can assist them in determining consumer tastes, or in planning marketing strategies to reach their target customers. There are some distinct disadvantages to selling online, however, which include customer concerns about security, privacy, delivery time associated with Internet orders, and quality of goods.

  The Retail Diamond Industry

  According to Jupiter Research, in 2004 U.S. online sales of fine jewelry grew 19.3% from the prior year to $1.7 billion. According to Forrester Research Inc. (www.forrester.com), an independent research firm, online jewelry sales have gained significant momentum, and an estimated 14% of all jewelry sales worldwide will occur online by 2010.

  Production of diamond jewelry begins with diamond mining and involves many intermediaries, including rough diamond dealers, diamond cutters, diamond wholesalers and diamond retailers before the jewelry is sold to the end consumer.

  Worldwide diamond production is dominated by a small number of diamond mining companies. De Beers S.A., a diamond mining company, has estimated that it supplies approximately two-thirds of the world’s diamonds by value. Mining companies usually sell rough diamond stones to a limited number of rough diamond dealers, who in turn either cut the rough diamond stones themselves to produce finished diamonds or sell them to diamond cutters. Wholesalers and jewelry manufacturers purchase cut diamonds and sell them to consumers through jewelry retailers. The diamond and jewelry retail market in the U.S. consists primarily of small, independent stores and a small group of national retail chains such as Tiffany & Co. and Signet PLC’s Kay Jewelers.

  Our Products and Services

  We sell a selection of diamonds and customized diamond jewelry through our website, www.novori.com. We offer a selection of over 35,000 loose diamonds and over 500 different styles and settings of jewelry, including solitaire settings, rings with side stones and three stone settings, matching bridal sets (engagement rings and wedding bands), tension rings, wedding rings, diamond bracelets, earrings and pendants. Styles incorporate platinum, gold and white gold settings. The prices of our jewelry range from as low as $200 to over $3,000.

  We allow customers to create their own engagement rings by choosing diamonds based on their shape, carat weight, cut, color, clarity, polish and certification and by selecting from a variety of settings. The customer controls the design of the ring using online tools and can mix and match diamonds and settings until the perfect ring is created.

  We provide product information on our website to allow customers to make well informed purchasing decisions. All aspects of purchasing a loose diamond or a piece of jewelry is fully explained using easy to understand descriptions and diagrams on our website. Customers are able to shop in the convenience of their home, safely purchase products online and have 30 days to view the product or return it for an exchange or refund if desired.

  Our main target market is young men or couples looking for engagement rings for their upcoming wedding. Because of the age group of this target market (25 to 45 years of age), we believe they are well suited and comfortable to shopping online for products and services. At this time we have not yet gathered any information regarding our current customers.

  Our Distribution Methods

  We have developed the market for diamonds or jewelry sales. Due to the online nature of our business, we do not have the need to purchase or hold inventory. We complete our sales by acquiring diamonds and jewelry as they are ordered by our customers. If we are successful in increasing our revenues, we plan to hold a limited amount of inventory to take advantage of discounts offered by suppliers. We have held limited inventory during the December holiday season when the demand for last minute gift purchases is high.

  Technology associated with the Internet is changing at a rapid pace. Our website is designed to isolate the various aspects of the shopping, ordering and fulfillment process. The isolated areas include the browser shopping interface, the e-commerce process, order processing, customer management, product management, security measures and report generation.

  Our database has been designed in a way to allow it to be modified and extended as the business grows, with minimal impact on existing processes. This will ensure that the daily operations are not adversely impacted when changes are required. Our online transactions are protected with 128 bit secure socket layer (SSL) encryption which is the highest level currently available. Other enhanced security measures will be investigated as they become available and will be incorporated into our systems to provide customers with full security of their personal information.

  An important part of our business is making sure that our website is up to date with current products and prices. To ensure this, our diamond list will have to be updated at least daily. We have built our online system to accommodate this. However, this may prove to be more difficult with increased numbers of suppliers online. We are actively looking to be included in industry trade shows and become members of industry affiliations. We are a member of JVC, Jewelers Vigilance Committee, which oversees the industry.

  Our Suppliers

  Our website includes products from 100 diamond suppliers and 8 jewelers, all of whom are located in the US. The diamond suppliers supply us with loose diamonds that are ordered by customers. For orders of jewelry, we obtain the diamonds from one of our 100 diamond suppliers and we send those diamonds to one of our 8 jewelers for completion of our product. The jewelers create the mountings, set and polish the jewelry and then send the jewelry directly to our customers on our behalf. At the moment, we do not have any written agreements with our jewelers or diamond suppliers but we have oral agreements with each of them and have determined that they will sell to us and that we are able to list their diamonds on our website. Most of them are small operations but a few of them are larger companies. We call our suppliers on an individual basis for each diamond. Ordering is always done over the phone and payment must be made before we receive the diamonds.

  Order and Fulfillment Process

  We will receive an order from a customer on our online system database. The customer will have provided us with their personal and payment information as well as the product numbers of the items (ring setting and diamond) that they intend to purchase.

  Our first step is to contact the customer and confirm the order and delivery information with them. We do this for several reasons. We want to establish a relationship with the customer and instill confidence that we are actively working on their order. We also want to verify the information that has been provided to us for our own security. We will also check the IP address that the customer visited our website from and do an online verification of the customer’s name and address.

  Once we are confident in the credibility of the customer, we then contact the relevant diamond supplier to ensure that the diamond is still in stock. If it is no longer in stock, we will try to source the same type of diamonds that have identical characteristics and the same price range as was selected by the customer from another one of our suppliers. If there is a change in the diamond, we will confirm this change with the customer. Once we have the diamond sourced, we will inform one of our jewelers of the customer’s order and delivery date. This is done with our proprietary backend computer ordering system.

  Once the customer’s payment has cleared (either by bank wire or credit card), we make a payment to our diamond suppliers and instruct them to ship the diamond directly to one of our jewelers. According to our verbal agreements with our jewelers, they will cast the ring in preparation for the arrival of the diamond and then, once the diamond arrives, check the diamond and then set it. An invoice is created from the software portion of our website and the completed product is packaged and shipped to the customer by our jewelers. Our jewelers then invoice us for the cost of the setting.

  Marketing

  The image that we try to portray and develop is that of a high end, brand name online retailer for loose diamonds and jewelry. Customers’ perceptions of us are primarily based on impressions from our website but may also be followed up with the personal interaction with our sales support staff.

  We plan to conduct advertising primarily on the web and we plan to focus our advertisements on the quality and hand-made characteristics of the products we sell. We anticipate that in the future we will purchase print ads to enhance our marketing effort. We are currently using search engine optimization marketing techniques which we believe generates the majority of interest from our customers.

  To market our products, we use online pay-per-click channels and portal shopping sites. We have already begun to highly optimize our website so that it may be easily found on major search engines on the Internet. We have experienced increased website traffic since July 2007 due in part to www.novori.com hitting the number two spot on www.google.com for the search terms “diamond wedding rings” among others.

  We also intend to encourage online sales through television exposure. Our media campaign consists of a variety of national television shows aired on major networks and their affiliates including FOX, NBC, CBS and ABC. Our diamond jewelry has been featured on these shows as either grand prizes or gifts. On September 25, 2007 we made our first television debut on the new FOX television game show “Temptation” and on October 9, 2007 we made our second debut on it. On October 15, 2007, we provided gifts to groomsmen and bridesmaids on the "Wedding Extravaganza" and made our debut on "The Montel Williams Show".

  New Products and Services

  Our website has been fully functional since February 2005. Each month, depending on what becomes newly available through our suppliers, we add new products for online purchase. During the year from June 1, 2006 to May 31, 2007, we added 10 new sets of matching bridal sets, 24 men’s bands and 40 other pieces of jewelry.

  If we are successful in gaining market acceptance, we will further develop our product line by adding seasonal gift items and offering an expanded product line such as watches. We continually update our website based on customer feedback to enable a positive shopping experience for our customers.

  On July 23, 2007, we launched the first phase of our new retail website. Substantial improvements include: updated styling, a new Novori logo, a revised diamond search application and more intuitive graphical product category list. We are working on the second phase of our website redesign that includes new user friendly tools. The second phase will focus on improved functionality offering consumers flexible ring design options and improved ease of use and navigation. We expect the new website to accelerate sales growth.

  Competition

  In the diamond and fine jewelry retail market, we face intense competition from both traditional and online retailers of luxury goods and jewelry. Current and potential competitors include:

    independent jewelry stores;

    retail jewelry store chains, such as Tiffany & Co., Zales and Signet PLC’s Kay Jewelers;

    other online retailers that sell diamonds or jewelry, such as Amazon.com and Blue Nile;

    boutiques and websites operated by brand owners;

    department stores, such as Nordstrom and Neiman Marcus;

    catalog and television shopping retailers, such as Home Shopping Network; and

    discount superstores, mass retailers and wholesale clubs, such as Costco Wholesale.

  In addition to these competitors, we may face competition from suppliers of our products that decide to sell directly to consumers, either through physical retail outlets or through an online store.

  Many of our current and potential competitors have advantages over us, including longer operating histories, greater brand recognition, existing customer and supplier relationships and significantly greater financial, marketing and other resources. In addition, traditional store-based retailers offer consumers the ability to physically handle and examine products in a manner that is not possible over the Internet, as well as a more convenient means of returning and exchanging purchased products.

  We believe that our professionally designed website enhances the shopping experience with vivid product images and allows for easy product selection for shoppers.

  We expect that developing a good reputation will be key to our success in developing a recognizable and trusted brand, which we believe can be achieved by providing a positive customer experience, which includes an easy to use ordering system and reliable service and delivery. We believe that we compete favorably in the market in terms of the customer experience that we provide to purchasers of our diamonds and jewelry online in that we have designed an online ordering interface which is unique in design and easy to navigate and we offer good selection, as well as the ability to create customized jewelry.

  The ability to sell diamond jewelry online has several strategic advantages over traditional jewelry stores. We will not be holding inventory so overhead costs required to run the business will be kept low.

  We believe we compete favorably with our online competitors in terms of selection by offering a wide range of loose diamonds and unique jewelry pieces. Through our suppliers, we have the ability to design custom rings or modify designs for our customers. This is a unique service not currently offered by many online jewelry sites.

  Sources and Availability of Raw Materials

  As of October 22, 2007, we have no need for raw materials.

  Customer Base

  We have mostly relied on individual customers. Our revenues of $2,582,587 since our inception on July 26, 2004 to August 31, 2007 have been generated from sales to a variety of individual customers. We do not anticipate that our products will appeal to corporate buyers and we do not anticipate that we will become reliant on a few major customers in the future.

  Research and Development

  Since our inception, we have not spent any money on research or development. While we have been building our website, our senior officers researched the online diamond industry by reviewing websites and other available business information of our competitors.

  Intellectual Property

  We own the copyright of all of the contents of our website, www.Novori.com.

  Legislation and Government Regulation

  Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Because we sell diamonds through the Internet, we will be subject to rules and regulations around the world which affect business transacted on the Internet. Also, because we carry on business in Canada, it is subject to laws regarding employment, taxes and other regulatory issues for our Canadian operations.

  The laws and regulations that govern our business change rapidly. The following are some of the evolving areas of law that are relevant to our business:

       Content Regulation. Federal, state and foreign governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. For example, the Child Online Protection Act, or COPA, prohibits and imposes criminal penalties and civil liability on anyone communicating material harmful to minors through the Internet for commercial purposes, unless access to such material is blocked to minors under age 17. The Third U.S. Circuit Court of Appeals has upheld a preliminary injunction precluding enforcement of COPA. In November 2001, the U.S. Supreme Court heard an appeal but no decision has been issued yet. We could be liable if the injunction against COPA is lifted and if content delivered by us or placed on our web sites violates COPA. On March 6, 2003, the Third U.S. Circuit Court of Appeals issued a ruling that COPA restricts free speech because it is not narrowly focused is enough to only target pornography, and is therefore unconstitutional. The Department of Justice could appeal this ruling to the U.S. Supreme Court.

       Privacy Law. The state of privacy law is unsettled, and rapidly changing. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues. In late 1998, COPPA was enacted, mandating that measures be taken to safeguard minors under the age of 13. The FTC promulgated regulations implementing COPPA on October 21, 1999, which became effective on April 21, 2000. The principal COPPA requirement is that individually identifiable information about minors under the age of 13 not be collected, used or displayed without first obtaining informed parental consent that is verifiable in light of present technology.

  The FTC final regulations create a “sliding scale” of permissible methods for obtaining such consent. Consent for internal use of the individually identifiable information of children under the age of 13 can be obtained through e-mail plus an additional safeguard, such as confirming consent with a delayed e-mail, telephone call, or letter. Obtaining verifiable consent from a child’s parent to share that child’s information with a third party or enable the child to publicly distribute the information by, for example, allowing unrestricted access to a chat room or message board is significantly more burdensome. While the temporary “sliding scale implementation was due to expire on April 21, 2002, on October 31, 2001, the FTC extended the implementation period through April 21, 2005.

  The FTC has required that parental consent for such higher risk activities be verified by more secure methods than e-mail, such as a credit card in connection with a transaction, print-and-sign forms, toll-free numbers staffed by trained operators, or digital signatures. Complying with the new requirements is costly and will likely dissuade some of our customers. While we will attempt to be fully compliant with the FTC requirements, our efforts may not be entirely successful. In addition, at times we rely upon outside vendors to maintain data-collection software, and there can be no assurance that they will at all times comply with our instructions to comply with COPPA. If our methods of complying with COPPA are inadequate, we may face litigation with the FTC or individuals, which would adversely affect our business.

  Moreover, we have posted a privacy policy pertaining to all users and visitors to our web site. By doing so, we will subject ourselves to the jurisdiction of the FTC. Should any of our business practices be found to differ from our privacy policy, we could be subject to sanctions and penalties from the FTC. It is also possible that users or visitors could try to recover damages in a civil action as well.

  The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business on the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. Evolving areas of law that are relevant to our business include privacy law, regulation on what websites contain, and sales and use tax. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

       Laws Governing Sending of Unsolicited Commercial E-mail. We typically intend to provide our customers and other visitors to our Web sites with an opportunity to “opt-in,” or agree to receive e-mailings from us. In 2003, the federal government implemented the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM) designed to limit unsolicited commercial e-mail commonly referred to as “spam.”

  In addition, California and a number of other states regulate the sending of e-mails for commercial purposes to third parties where there is no preexisting business relationship. Further, several states give Internet service providers (“ISPs”) a private right of action against those who send large e-mailings across their servers in contravention of the ISP’s posted policy. There is no guarantee that we will always be fully compliant in all of our communications at all times. Our failure to comply with applicable laws regarding these types of e-mails could result in significant fines, actual or statutory damages, and injunctive actions.

       Conformance to E-Commerce Statutory Requirements for Formation of Contracts. We intend to conduct e-commerce on our web sites, and through affiliated web sites. The applicable law on online formation of contracts has been unsettled and is evolving. On June 30, 2000, the federal government enacted the “E-Sign” statute, which in limited cases permits online formation of contracts. Similarly, on January 1, 2000, California adopted a standard version of the Uniform Electronic Transactions Act (“UETA”), which also permits electronic signatures and record-keeping for certain types of contracts. We attempt to comply with these laws, but there is no guarantee that we will be successful. Judicial interpretation of their application could result in customer contracts being set aside or modified. In that case, our e-commerce revenue could be materially adversely affected.

       Sales Tax. The tax treatment of goods sold over the Internet is currently unsettled. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. While the Internet Tax Freedom Act (ITFA) has placed a moratorium on new state and local taxes on Internet commerce, the tax moratorium expired on November 1, 2003 and has not been re-enacted. At least some state legislatures that will convene during early 2004 have indicated that they will move to expand their sales taxes to cover Internet commerce, if the ITFA is not reinstated. Imposing state sales taxes on Internet-based commerce would adversely affect our business.

       Intellectual Property. Copyrighted material that we develop, as well as our product marks and domain names relating to us, and other proprietary rights are important to our business prospects. We seek to protect our common-law trademarks through federal registration, but these actions may be inadequate. In addition, we principally rely upon trademark, copyright, trade secret and contract law to protect our proprietary rights. We generally intend to enter into confidentiality agreements, “work-made-for-hire” contracts and intellectual property licenses with our employees, consultants and corporate partners, respectively, as part of our efforts to control access to and distribution of our products, content and other proprietary information.

  Environmental Law Compliance

  To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

  Employees

  As at October 22, 2007, we have no part time or full time employees. Both of our directors work full time as independent contractors and work in the areas of web development, business development and management. We currently engage independent contractors in the areas of business development, accounting and legal services.

  Consulting Agreements

  On January 24, 2007, we entered into a consulting agreement with 0775270 BC. Under the consulting agreement, we retained 0775270 BC to provide us with consulting services, including: strategic and business consulting services; drafting one or more business plans; advice on various investor and public relations plans.

  Pursuant to the consulting agreement, we are obligated to pay a consulting fee of $15,000 per month as compensation for financial consulting services. However we are only obligated to pay the consulting fee of $15,000 for any month when an advance of funds is requested and received by us in accordance with the Equity Agreement. 0775270 BC has the right to deduct the consulting fee of $15,000 from any advance of funds paid to us under the Equity Agreement mentioned above. The consulting agreement will continue for 24 months from January 24, 2007, subject to the terms of the Equity Agreement.

  Management's Discussion and Analysis or Plan of Operation

  The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

  We are a development stage company. Our current operations have been going for more than two years and we have earned revenues of $2,582,587 since our inception on July 26, 2004 to August 31, 2007. Although we have generated revenues we have incurred significant operating losses from operations. Since July 26, 2004 (date of inception) to August 31, 2007, we have incurred net losses in the amount of $1,061,978. We will need additional financing to sustain operations. Our auditors have issued us with a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source of cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

  Results of Operations for the three months ended August 31, 2007 compared to three months ended August 31, 2006

  Revenues and Gross Profit

  All of our revenues were generated from the sale of diamonds and jewelry through our website, www.novori.com. Our total revenues of $2,582,587 since our inception on July 26, 2004 to August 31, 2007 have been generated from sales to a variety of individual customers. We do not anticipate that our products will appeal to corporate buyers and we do not anticipate that we will become reliant on a few major customers in the future.

  Our total revenues increased $134,909 or 40% to $468,315 for the three months ended August 31, 2007 from $333,406 for the three months ended August 31, 2006. The increase of 40% in revenues is due to increased consumer awareness of the Novori brand and our website consistently ranking high on the search engines.

  For the three months ended August 31, 2007, costs of sales was $398,869 resulting in gross profit of $69,446 or 15%. For the three months ended August 31, 2006, costs of sales was $310,450 resulting in gross profit of $22,956 or 7%. The fluctuations in our profit margins are due to a dramatic difference in profit margins from the sale of our different products and sharp competition. For example, we have the lowest profit margins from sales of our loose diamonds. Our business is also in an industry which is very price sensitive.

  Expenses

  Our total expenses increased $109,644 or 95% from $115,170 for the three months ended August 31, 2006 to $224,814 for the three months ended August 31, 2007, due mainly to our increased day-to-day operating activities.

  Our general and administrative costs for the three months ended August 31, 2007 were $128,717 compared to $77,426 for the three months ended August 31, 2006. The increase of $51,291 or 66% in general and administrative costs was due to the increased promotion and marketing activities. Our general and administrative expenses consist of bank charges, travel, meals and entertainment, rent, foreign exchange, office maintenance, communication expenses (cellular, internet, fax, and telephone), courier, postage costs and office supplies.

  Our professional fees increased $28,309 from $16,692 for the three months ended August 31, 2006 to $45,001 for the three months ended August 31, 2007. The significant increase in our professional fees is due to additional legal and auditing services provided and an increased cost in accounting services.

  Our consulting fees for the three months ended August 31, 2006 were $21,000 for our officers’ services, which were recorded as donated services by Harold Schaffrick and Mark Neild. Our consulting fees of $51,044 for the three months ended August 31, 2007 was compensation for their consulting services in conjunction with our equity agreements. The increase of $30,044 in our consulting fees is due to these payments. We anticipate that we will incur increased sales and marketing costs, including television marketing campaign, broker fees and tradeshow attendance fees, as we implement our business growth strategies.

  Operating and Net Loss

  We incurred operating loss of $155,368 for the three months ended August 31, 2007, compared to operating loss of $92,214 for the same period in 2006. The increase of $63,154 in operating losses was mainly due to the increased legal and auditing fees associated with a public company and increased marketing and promotion activities. For the three months ended August 31, 2007, we generated net income of $247,149, due to a gain on change in fair value of conversion feature. We recognized a gain of $408,000 on the change in the fair value of the conversion feature decreasing the carrying value of the derivative liability to $80,000. For the three months ended August 31, 2006, we incurred net loss of $92,214.

  Results of Operations for the year ended May 31, 2007 compared to the year ended May 31, 2006

  Revenues and Gross Profit

  All of our revenues were generated from the sale of diamonds and jewelry through our website, www.novori.com. Since our inception on July 26, 2004 to May 31, 2007, we received total revenues of $2,114,272. Our total revenues increased $803,737 or 125% to $1,445,096 for the year ended May 31, 2007 from $641,359 for the year ended May 31, 2006. The increase of 125% in revenues is due to increased consumer awareness of Novori brand and our website consistently ranking high on the search engines.

  Since our inception on July 26, 2004 to May 31, 2007, costs of sales have been $1,856,667 resulting in gross profit of $257,605 or 12.2% . For the year ended May 31, 2007, costs of sales was $1,261,524 resulting in gross profit of $183,572 or 12.7% . For the year ended May 31, 2006, costs of sales was $573,528 resulting in gross profit of $67,831 or 10.6% . The fluctuations in our profit margins are due to a dramatic difference in profit margins from the sale of our different products and sharp competition. For example, we have the lowest profit margins from sales of our loose diamonds. Our business is also in an industry which is very price sensitive.

  Expenses

  Since our inception on July 26, 2004 to May 31, 2007, we incurred total operating expenses of $1,108,786, including $511 in amortization, $261,504 in consulting fees, $688,471 in general and administrative fees and $178,300 in professional fees. Our total expenses increased $167,893 or 39% from $426,530 for the year ended May 31, 2006 to $594,423 for the year ended May 31, 2007, due mainly to our increased day-to-day operating activities.

  Our general and administrative costs for the year ended May 31, 2007 were $351,508 compared to $314,190 for the year ended May 31, 2006. Our general and administrative expenses consist of bank charges, travel, meals and entertainment, rent, foreign exchange, office maintenance, communication expenses (cellular, internet, fax, and telephone), courier, postage costs and office supplies.

  Our professional fees increased $70,616 from $28,131 for the year ended May 31, 2006 to $98,747 for the year ended May 31, 2007. The significant increase in our professional fees is due to additional legal and auditing services provided and an increased cost in accounting services.

  Our consulting fees for the year ended May 31, 2006 were $84,000 for our officers’ services, which were recorded as donated services by Harold Schaffrick and Mark Neild. Of $143,960 in our consulting fees for the year ended May 31, 2007, $101,960 was received as compensation by Harold Schaffrick and Mark Neild as compensation for their consulting services and $42,000 was recorded as donated services. The increase of $59,960 in our consulting fees is due to increased salaries for the year ended May 31, 2007.

  Net Loss

  We incurred net loss of $868,797 for the year ended May 31, 2007, compared to net loss of $358,699 for the same period in 2006. The increase of $510,098 in net loss was mainly due to the increased legal and auditing fees associated with a public company and increased marketing and promotion activities. From July 26, 2004 (date of inception) to May 31, 2007, we incurred net loss of $1,309,127.

  We anticipate that we will incur increased sales and marketing costs, including hiring marketing consultants, broker fees and tradeshow attendance fees, as we implement our business growth strategies.

  Liquidity and Capital Resources

  We expect that our sales will continue to grow over the next twelve months. We intend to continue making financial investments in marketing and website development and expect to incur losses over the next two years.

  As of August 31, 2007, we had working capital deficiency of $150,088, with total current assets of $90,461 and total current liabilities of $240,549. As at August 31, 2007 we had cash of $23,239 in our bank accounts. Our accumulated net loss of $1,061,978 since our inception on July 26, 2004 until August 31, 2007 was funded by a combination of private placements, a loan from a related party, and promissory and convertible notes. Deficit accumulated during the development stage was $1,192,073 as of August 31, 2007.

  For the three months ended August 31, 2007, we raised $135,000 in cash from equity financing. Since inception on July 26, 2004 until August 31, 2007 we have received, or have the right to receive, $230,000 from the issuance of two convertible notes and four promissory notes. 0775270 BC Ltd. has the right to purchase up to $1,260,000 worth of our common stock based on the term of the purchase price under the Equity distribution agreement.

  We used net cash of $121,716 in operating activities for the three months ended August 31, 2007, compared to $40,853 in operations for the same period in 2006. We received net cash of $135,000 from financing activities for the three months ended August 31, 2007, compared to $30,000 from financing activities for the same period in 2006. Net cash of $135,000 was received from the subscription of our common stock. We do not have any investing activities for the three months ended August 31, 2007. The increase in cash was $11,946 for the three months ended August 31, 2007, mainly due to the sale of our common stock for cash.

  We expect that our total expenses will increase over the next year as we increase our marketing and promotional activities and sales. We have not been able to reach the break-even point for the last two fiscal years and have had to rely on us for capital resources. We believe that increased sales from our product will add new capital resources over the coming year, but we believe that our sales will not provide sufficient capital resources to sustain our operations and fund product development over the next 12 months. Therefore, we expect to incur substantial losses over the next two years. We estimate that our cash requirements over the next 12 months (beginning November 2007) will be approximately $770,000 as follows:

    $180,000 in marketing and promotional expenses (including television marketing campaign;

    $50,000 for inventory;

    $120,000 in auditor and legal fees;

    $50,000 in consulting fees;

    $280,000 in general and administrative expenses;

    $50,000 for the second phase of our website redesign; and

    $40,000 for website maintenance and improvements.

  We anticipate that after November 2007 our monthly expenses will increase to $64,200, which includes $23,300 monthly for general and administrative expenses, $4,200 monthly for consulting expenses, $10,000 monthly for professional fees, $15,000 monthly for marketing, $7,500 monthly for website development and $4,200 monthly for inventory costs.

  If we are successful in increasing traffic to our website and in increasing revenues, we anticipate that we may incur additional expenses in the areas of customer service and web support. We anticipate that we may need approximately $50,000 per year beginning May 2009 to pay salaries to employees working in the areas of customer service and web support. We believe that we will incur additional costs for personnel. In order for us to attract and retain quality personnel, our management anticipates we will need to offer competitive salaries, issue common stock to consultants and employees and grant stock or options to future employees.

  Of the $770,000 we need for the next 12 months, we had $23,239 in cash as of August 31, 2007. According to the Equity distribution agreement, we can receive a maximum of $630,000 over the next 12 months at our option. We intend to meet the balance of our cash requirements for the next 12 months (approximately $117,000) by equity sales and from private placements, loans or possibly a registered public offering (either self-underwritten or through a broker-dealer) within the next few months. If we are unsuccessful in raising enough money through future capital raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have any commitments from any broker-dealers to provide us with financing.

  We are currently using search engine optimization marketing techniques and launching a television marketing campaign. We anticipate that in the future we will purchase printed ads to enhance our marketing effort. We are seeking equity financing to provide for the capital required to market our products and fully carry out our business plan. We cannot guarantee we will be successful in our business operations.

  We have no assurance that future financing will be available to us on acceptable terms. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.

  If we are unable to raise additional financing of at least $117,000, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business. If we raise funds through equity or convertible securities, our existing stockholders may experience dilution and our stock price may decline.

  Promissory Notes and Convertible Notes

  We obtained a loan of $80,000 in accordance with a 5% convertible promissory note, dated July 5, 2005. The loan can be drawn down any time before April 5, 2007. The interest rate is accrued at 5% per annum. The principal amount of this note is convertible at the option of the lender, 689719 BC, into our common shares at a price of $0.40 per share. Interest payments are due annually and the full principal amount is due on July 5, 2007. We have the option of paying down the principal in part or in whole at any time prior to the due date. We have already drawn down the entire balance of this note. On April 4, 2007 we entered into an addendum with the lender and changed the conversion price from $0.40 per share to $0.20 per share. On July 5, 2007, 689719 BC converted the principal and accrued interest of $88,200 into 441, 000 shares of common stock at $0.20 per share.

  On May 1, 2006, we entered into a promissory note with 689719 BC and received a loan of $10,000 in accordance with this note. Under this note, the interest is accrued at 5% per annum due on July 5, 2007. On July 5, 2007 we extended the due date of this promissory note to July 5, 2008.

  On May 24, 2006, we entered into a promissory note with 689719 BC whereby we are entitled to receive a loan of $7,000 in accordance with this note. Under this note, the interest is accrued at 5% per annum and the principal and interest is due on May 24, 2008. We received the loan of $7,000 on December 20, 2006.

  On July 28, 2006, we entered into a promissory note with 0718806 BC Ltd. and received a loan of $30,000 in accordance with this note. Under this note, the interest is accrued at 10% per annum and the principal and interest is due upon demand 90 days after advancement of funds.

  On December 19, 2006, we entered into a promissory note with 689719 BC Ltd. and received a loan of $3,000 on December 20, 2006. Under this note, the interest is accrued at 5% per annum and the principal and unpaid interest is due on December 19, 2009.

  On January 23, 2007 we entered into an 8% convertible promissory note due February 1, 2009 with Focus Capital. Pursuant to this convertible note we received a loan of $100,000 from Focus Capital. We may reduce the amount of the principal payable by paying down all or a portion of the principal back to Focus Capital at any time prior to February 1, 2009. At any time before February 1, 2009, Focus Capital has the right to convert all, or a portion of, the principal amount of this convertible note into our common stock at a conversion price which shall be the lesser of a) $0.50 or b) a 25% discount to the five day volume weighted average stock price of our common stock as of the date of conversion.

  On March 28, 2007 we entered into an addendum with Focus Capital and changed the conversion price to the lesser of (a) $0.25 per share or (b) a 25% discount to the five day volume weighted average stock price as of the date of conversion. As at April 11, 2007 we have already drawn down the entire balance of this convertible note. We also agreed to register this convertible note on a registration statement with the SEC, covering the resale of all of our common stock underlying this convertible note.

  Equity Distribution Agreement

  On January 24, 2007 we entered into an equity distribution agreement with 0775270 BC, a company incorporated in British Columbia, Canada, pursuant to which 0775270 BC agreed to purchase up to $1,260,000 worth of our common stock. The purchase price of common shares shall be equal to 60% of the volume weighted average stock price during the five consecutive trading days after the Notice Date. There will be a minimum of 28 days between each advance of funds and the corresponding delivery of free trading shares. We may request a maximum advance of $45,000 for the first 12 months and $60,000 thereafter by each notice. Also, we agreed to file with the SEC a registration statement with respect to the resale of all of our common stock underlying this agreement.

  This agreement will terminate permanently in the event that a) there is any stop order or suspension of the effectiveness of the registration statement for 50 days; b) we fail materially to comply with any covenants under this agreement and such failure is not cured within 30 days after receipt of written notice from 0775270 B.C. Ltd. After twelve months from the date on which the SEC first declares effective a registration statement, registering the resale of our common shares underlying this agreement, this agreement may be terminated at any time by either party, upon a 30-day written notice to the other party. Unless terminated earlier, this agreement will terminate on January 24, 2009. As at August 31, 2007, we have received proceeds of $270,000 pursuant to the Equity distribution agreement and are committed to issue 464,491 shares of our common stock to 0775270 BC.

  Critical Accounting Policies

  The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 to the financial statements, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

  Revenue Recognition

  We recognize revenue from the online sale of diamonds and diamond jewelry products in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.” We account for revenue as a principal using the guidance in EITF 99-19, “Reporting Revenue Gross as a Principal vs. Net as an Agent”. Revenue consists of the sale of diamonds and diamond jewelry products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectability is reasonably assured. We provide the customer with a 30 day right of return. We recognize revenue at the time of sale in accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists”. Gross revenues and related cost of sales are reduced by the estimated amount of future returns based upon past historical experience. We sell to customers based on standard credit policies and regularly reviews accounts receivable for any bad debts. Allowances for doubtful accounts are based on an estimate of losses on customer receivable balances.

  Foreign Currency Translation

  Our reporting currency is the United States dollar. Foreign currency transactions are accounted for in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS No. 52”). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. The functional currency of the wholly owned subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars in accordance with SFAS No. 52 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses.

  Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

  Off-Balance Sheet Arrangements

  As of August 31, 2007, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

  We believe that the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, changes in online diamond and jewelry sales, the diamond and jewelry distribution industry or general economic conditions.

  Description of Property

  Our principal executive offices are located at 5450 152nd Street, Suite 105, Surrey, British Columbia, Canada. On May 25, 2007, we entered into a lease agreement with Realacorp Management Ltd., a non-related party, to provide us an office space of approximately 1,200 square feet for an average rent of approximately $27,000 per year. The lease term is 5 years plus a 5 year renewal option. Our subsidiary, Novori Marketing, paid $7,975 to Realacorp Management as rent on our behalf for the year ended May 31, 2007. Website development work and customer sales and support currently take place at this office.

  We have a US office located at 1313 East Maple Street, Suite 425 in Bellingham, Washington. Our rent is $40 per month, and our lease is on a month to month basis. This is a virtual office facility we use as a means of communication and convenience for our US customers.

  Certain Relationships and Related Transactions

  As at August 31, 2007, we owe $10,000 to Blue Guru Investment Group Inc., a company controlled by Harold Schaffrick, our director and Chief Executive Officer, and Mark Neild, our director and Chief Financial Officer. This amount is non-interest bearing, unsecured and due on demand.

  As at August 31, 2007, we are owed $2,829 from Mark Neild, our Chief Financial Officer. This amount is non-interest bearing, unsecured and due on demand.

  For the three months ended August 31, 2007, we paid $51,044 to Harold Schaffrick and Mark Neild as compensation for consulting services. During the fiscal year ended May 31, 2007, consulting fees of $42,000 were recorded as donated services by Mr. Schaffrick and Mr. Neild.

  Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last three fiscal years.

  Market For Common Equity and Related Stockholder Matters

  Market Information

  Our common stock is quoted on OTC Bulletin Board, under the trading symbol “NOVO.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

  The following table shows the high and low prices of our common shares on FINRA’s OTC Bulletin Board for each quarter since our common stock began to trade on OTC Bulletin Board on November 13, 2006. At our year end, May 31, 2007, the high price of our common stock on the OTC Bulletin Board was $1.55 and the low price was $1.46. On October 22, 2007, the high price of our common stock on the OTC Bulletin Board was $0.29 and the low price was $0.25. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low

May 31, 2007 – August 31, 2007	$2.08	$0.43

February 28, 2007 – May 31, 2007 (1)	$1.75	$0.40

November 30, 2006 – February 28, 2007(2)	$0.45	$0.158

August 31, 2006 – November 30, 2006	$0.165	$0.163

(1)	Note: a 1 for 1 forward stock split was paid out on March 30, 2007.

(2)	Note: a 1 for 1 forward stock split was paid out on February 16, 2007.

  As of October 22, 2007, there were 46 holders of record of our common stock.

  As of October 22, 2007, we do not have any equity compensation plans.

  Dividends

  In 2007, we issued stock dividends twice on our common shares. On January 26, 2007 we declared that we would issue a stock dividend of one common share for every share of our common stock recorded on February 9, 2007. The payment date was February 16, 2007. On March 12, 2007 we declared that we would issue a stock dividend of one common share for every share of our common stock recorded on March 29, 2007. The payment date was March 30, 2007. After the two stock dividends, our outstanding shares were 51,514,500 common shares as of April 1, 2007.

  We do not expect to declare or pay any cash or stock dividends on our common shares in the foreseeable future. Payment of any future dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

  Executive Compensation

  The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officer and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

	Annual Compensation				Long Term Compensation			All other
								compens
								ation
								$

	Summary Annual				Awards		Payouts
	Compensation

Name	Year	Salary $	Bonus $	Other	Restricted	Securities	LTIP
and				Annual	Stock	Underlying Options/SARs	Payouts
principal				Compensation $	Award(s) $	(#)	$
position

Harold	2007	50,981(1)	0	0	0	0	0	0
Schaffrick	2006	0
President & CEO	2005	10,500(1)	0	0	0	0	0	0

			0	0	0	0	0	0

  (1) Represents management consulting fees paid to Mr. Schaffrick as President.

  We do not pay any other compensations or benefits to our directors or officers. In addition, we do not plan to grant them any options, warrants, other compensations or benefits in the near future.

  Option/SAR Grants in Last Fiscal Year

  No Options/SARs were granted in the last two fiscal years to any executive officers.

  Employment Agreements

  We have no written employment agreements with executive officers at this time. Consulting fees in the amount of $50,981 were paid to Harold Schaffrick, our President during this fiscal year. Last year we did not pay any consulting fees to Harold Schaffrick.

  Compensation of Directors

  Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.

  Financial Statements

  Our Audited Consolidated Financial Statements for the fiscal year ended May 31, 2007 and our Unaudited Consolidated Financial Statements for the interim period ended August 31, 2007 follow, starting at pages
  F-1.

  51

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders Novori Inc. (A Development Stage Company)

  We have audited the accompanying consolidated balance sheets of Novori Inc. (A Development Stage Company) as of May 31, 2007 and 2006 and the related consolidated statements of operations, cash flows and stockholders' deficit for the years then ended and accumulated from July 26, 2004 (Date of Inception) to May 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novori Inc. (A Development Stage Company) as of May 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended and accumulated from July 26, 2004 (Date of Inception) to May 31, 2007, in conformity with accounting principles generally accepted in the United States.

  The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficiency and has incurred significant operating losses since inception. The Company will need additional financing to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  /s/ MANNING ELLIOTT LLP

  CHARTERED ACCOUNTANTS

  Vancouver, Canada August 24, 2007

Novori Inc.
Consolidated Balance Sheets
(A Development Stage Company)
(Expressed in US dollars)
	May 31,	May 31,
	2007	2006
	$	$
ASSETS
Current Assets
Cash	11,293	29,213
Accounts receivable	–	2,079
Due from related party (Note 5(a))	2,796	–
Inventory	26,358	28,417
Prepaid expenses	3,877	70,750

Total Current Assets	44,324	130,459
Property and Equipment (Note 3)	115	324

Total Assets	44,439	130,783

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	56,197	38,447
Accrued liabilities (Note 4)	52,775	13,498
Due to a related party (Note 5(b))	10,000	10,000
Due to shareholder (Note 5(c))	15,000	–
Deferred revenue	–	37,309
Convertible note payable (Note 6(a))	80,000	–
Promissory notes (Note 7)	47,000	–

Total Current Liabilities	260,972	99,254
Convertible Notes, less discount of $50,054 and $nil, respectively (Note 6(b))	49,946	80,000
Derivative Liability (Note 6(b))	488,000	–
Long term promissory notes (Note 7(c) and (d))	3,000	10,000

Total Liabilities	801,918	189,254

Contingencies and Commitments (Notes 1, 9 and 10)

Stockholders’ Deficit
Preferred Stock, 20,000,000 shares authorized, with a par value of $0.0001;
None issued and outstanding (Note 2(b))	–	–
Common Stock, 100,000,000 shares authorized, with a par value of $0.0001;
51,514,500 shares issued and outstanding (Note 12(b))	5,151	5,151
Additional Paid-in Capital	411,729	411,729
Common Stock Subscribed (Note 8(b))	135,000	–
Donated Capital (Note 5(d))	139,736	97,736
Accumulated Other Comprehensive Loss	(9,873)	(2,662)
Deficit Accumulated During the Development Stage	(1,439,222)	(570,425)

Total Stockholders’ Deficit	(757,479)	(58,471)

Total Liabilities and Stockholders’ Deficit	44,439	130,783

  (The accompanying notes are an integral part of the consolidated financial statements)

Novori Inc.
Consolidated Statements of Operations
(A Development Stage Company)
(Expressed in US dollars)

	Accumulated from
	July 26, 2004	For the	For the
	(Date of Inception)	Year Ended	Year Ended
	to May 31,	May 31,	May 31,
	2007	2007	2006
	$	$	$
Revenue	2,114,272	1,445,096	641,359
Cost of sales	1,856,667	1,261,524	573,528

Gross Profit	257,605	183,572	67,831

Expenses
Amortization	511	208	209
Consulting fees (Note 5(d))	261,504	143,960	84,000
General and administrative	688,471	351,508	314,190
Professional fees	178,300	98,747	28,131

Total Operating Expenses	1,108,786	594,423	426,530

Operating Loss	(851,181)	(410,851)	(358,699)

Other Expense
Accretion of discount on convertible notes (Note 6)	(7,089)	(7,089)	–
Loss accrual on contingent liability (Note 10)	(20,000)	(20,000)	–
Loss on change in fair value of conversion feature (Note 6)	(430,857)	(430,857)	–

Net Loss	(1,309,127)	(868,797)	(358,699)
Other Comprehensive Loss
Foreign currency translation adjustment	(9,873)	(7,211)	(564)

Comprehensive Loss	(1,319,000)	(876,008)	(359,263)

Net Loss Per Share – Basic and Diluted		(0.02)	(0.01)

Weighted Average Shares Outstanding		51,514,500	50,511,000

  (The accompanying notes are an integral part of the consolidated financial statements)

Novori Inc.
Consolidated Statements of Cash Flows
(A Development Stage Company)
(Expressed in US dollars)

	Accumulated from
	July 26, 2004	For the	For the
	(Date of Inception)	Year Ended	Year Ended
	to May 31,	May 31,	May 31,
	2007	2007	2006
	$	$	$
Operating Activities

Net loss for the year	(1,309,127)	(868,797)	(358,699)

Adjustments to reconcile net loss to net cash used in operating and activities:
Accretion of discount on convertible notes	7,089	7,089	–
Amortization	511	208	209
Donated services and rent	139,736	42,000	91,693
Loss on change in fair value of conversion feature	430,857	430,857	–
Issuance of common stock for services	189,250	60,750	128,250

Changes in operating assets and liabilities:
Accounts receivable	–	2,063	2,662
Inventory	(26,358)	2,059	(28,417)
Prepaid expenses	4,545	6,123	(10,000)
Accounts payable and accrued liabilities	100,509	57,026	43,483
Due to (from) related party	5,242	(2,795)	8,037
Due to shareholder	15,000	15,000	–
Deferred revenue	1,852	(37,309)	37,309

Net Cash Used In Operating Activities	(440,894)	(285,726)	(85,473)

Investing Activities

Purchase of property and equipment	(627)	–	–

Net Cash Used In Investing Activities	(627)	–	–

Financing Activities

Common stock reacquired	(19,905)	–	–
Proceeds from issuance of convertible note	180,000	100,000	80,000
Proceeds from issuance of promissory notes	50,000	40,000	10,000
Proceeds from issuance of common stock	117,440	–	3,000
Proceeds from common stock subscribed	135,000	135,000	–

Net Cash Flows Provided By Financing Activities	462,535	275,000	93,000

Effect of Exchange Rate Changes on Cash	(9,721)	(7,194)	(408)

Increase(Decrease) in Cash	11,293	(17,920)	7,119

Cash - Beginning of Period	–	29,213	22,094

Cash - End of Period	11,293	11,293	29,213

Supplemental Disclosures:

Interest paid	–	–	–
Income taxes paid	–	–	–

	–

  (The accompanying notes are an integral part of the consolidated financial statements)

Novori Inc.
Consolidated Statement of Stockholders’ Deficit
From July 26, 2004 (Date of Inception) to May 31, 2007
(A Development Stage Company)
(Expressed in US dollars)

							Deficit
						Accumulated	Accumulated
						Other	During the
	Common		Additional Paid-in	Common Stock		Commprehensive	Development
						Loss	Stage
	Stock	Amount	Capital	Subscribed	Donated Capital			Total
	#	$	$	$	$	$	$	$
Balance – July 26, 2004 (Date of
Inception)	–	–	–	–	–	–	–	–
Shares issued for cash:
- at $0.000025 per share	32,000,000	3,200	(2,400)	–	–	–	–	800
- at $0.004 per share	9,997,500	1,000	38,990	–	–	–	–	39,990
- at $0.05 per share	1,493,000	149	74,501	–	–	–	–	74,650
Shares issued for services:
- at $0.000025 per share	10,000,000	1,000	(750)	–	–	–	–	250
Shares reacquired for cash at
$0.0065 per share, which includes
a discount of $0.04 per share	(3,000,000)	(300)	110,490	–	–	–	(130,095)	(19,905)
Shares issuance costs	–	–	(1,000)	–	–	–	–	(1,000)
Donated expenses	–	–	–	–	6,043	–	–	6,043
Foreign currency translation
adjustment	–	–	–	–	–	(2,098)	–	(2,098)
Net loss for the year	–	–	–	–	–	–	(81,631)	(81,631)

Balance – May 31, 2005	50,490,500	5,049	219,831	–	6,043	(2,098)	(211,726)	17,099
Shares issued for cash at $0.19 per	16,000	1	2,999	–	–	–	–	3,000
Shares issued for services at $0.19
per share	1,008,000	101	188,899	–	–	–	–	189,000
Donated services and expenses	–	–	–	–	91,693	–	–	91,693
Foreign currency translation
adjustment	–	–	–	–	–	(564)	–	(564)
Net loss for the year	–	–	–	–	–	–	(358,699)	(358,699)

Balance – May 31, 2006	51,514,500	5,151	411,729	–	97,736	(2,662)	(570,425)	(58,471)
Common stock subscribed	–	–	–	135,000	–	–	–	135,000
Donated services and expenses	–	–	–	–	42,000	–	–	42,000
Foreign currency translation
adjustment	–	–	–	–	–	(7,211)	–	(7,211)
Net loss for the year	–	–	–	–	–	–	(868,797)	(868,797)

Balance – May 31, 2007	51,514,500	5,151	411,729	135,000	139,736	(9,873)	(1,439,222)	(757,479)

  On February 9, 2007, the Company completed a 2:1 forward stock split of the Company’s stock by way of a dividend of one share for each share of common stock outstanding and on March 29, 2007, the Company completed a 2:1 forward stock split of the Company’s stock by way of a dividend of two shares for each share of common stock outstanding. All share amounts have been retroactively adjusted for all periods presented.

  (The accompanying notes are an integral part of the consolidated financial statements)

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

1.	Nature of Operations and Continuance of Business

  Novori Inc. (the “Company”) was incorporated in the State of Delaware, USA on July 26, 2004. Effective July 28, 2004, the Company incorporated a wholly-owned subsidiary, Novori Marketing Inc., in the Province of British Columbia, Canada. The Company’s principal business is the purchase and sale of diamonds over the Internet.

  The Company has not produced significant revenue from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

  These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. While the Company has generated significant revenue since inception, it has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the ability of the Company to obtain necessary equity financing to continue operations, to generate significant revenues and the attainment of profitable operations. As at May 31, 2007, the Company has a working capital deficit of $216,648 and has accumulated losses of $1,439,222 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s common shares are currently trading on the Over The Counter Bulletin Board (OTCBB) under the trading symbol ‘NOVO.OB’.

  The Company expects its cash requirements over the next 12 months will be approximately $770,000 for marketing and promotions, inventory, general and administrative expenses and professional and consulting fees. The Company anticipates that it will receive up to $630,000 from the standby equity distribution agreement, and intends to meet the balance of its cash requirements for the next 12 months by sales and from private placements, loans or possibly a registered public offering within the next few months.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation and Fiscal Year

  These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Novori Marketing Inc. All intercompany transactions and balances have been eliminated. The Company’s fiscal year-end is May 31.

	b)	Use of Estimates

  The preparation of these consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets, stock-based compensation, allowances for doubtful accounts, sales returns and allowances, inventory reserves, deferred income tax asset valuations, and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (Continued)

	c)	Comprehensive Loss

  SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income (loss) and its components in the consolidated financial statements. As at May 31, 2007, and 2006, the Company’s only component of comprehensive loss was foreign currency translation adjustments.

	d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	e)	Inventory

  Inventory is determined on a first-in, first-out basis and is stated at the lower of cost or market. Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors. As at May 31, 2007, inventory consisted of diamonds and settings held for sale.

	f)	Financial Instruments and Concentrations

  The fair values of financial instruments, which include, cash, accounts receivable, accounts payable, accrued liabilities, amounts due from and to related parties, convertible notes, and promissory notes were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada resulting in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash. Cash is deposited with a high quality financial institution.

	g)	Foreign Currency Translation

  The Company’s functional currency is the United States dollar. Foreign currency transactions are accounted for in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS No. 52”). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. The functional currency of the wholly owned subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars in accordance with SFAS No. 52 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	h)	Property and Equipment

Property and equipment consists of computer hardware and is recorded at cost. Computer hardware is being amortized on the straight-line basis over the estimated life of three years.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (Continued)

	i)	Long-lived Assets

  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

  Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

	j)	Basic and Diluted Net Income (Loss) per Share

  The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (“SFAS 128”). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the consolidated statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The Company has 200,000 potential common shares outstanding related to convertible notes payable. Refer to Note 6.

	k)	Income Taxes

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	l)	Revenue Recognition

  The Company recognizes revenue from the online sale of diamonds and diamond jewellery products in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.” The Company accounts for revenue as a principal using the guidance in EITF 99-19, “Reporting Revenue Gross as a Principal vs. Net as an Agent”. Revenue consists of the sale of diamonds and diamond jewellery products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. The Company provides the customer with a 30 day right of return. The Company recognizes revenue at the time of sale in accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists”. Gross revenues and related cost of sales are reduced by the estimated amount of future returns based upon past historical experience. The Company sells to customers based on standard credit policies and regularly reviews accounts receivable for any bad debts. Allowances for doubtful accounts are based on an estimate of losses on customer receivable balances.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (Continued)

	m)	Advertising Costs

Advertising costs are charged to operations as incurred. For the year ended May 31, 2007 and 2006, the Company recorded advertising costs of $nil and $128,250, respectively.

	n)	Shipping and Handling Costs

The Company pays for all shipping and handling costs within and outside of the United States, which is included in cost of sales. The Company currently ships to countries outside of the United States.

	o)	Stock-based Compensation

  Effective March 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company did not have any unvested stock options or unvested share based payments as of March 1, 2006. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No. 123R.

	p)	Recent Accounting Pronouncements

  In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative an qualitative factors. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

  2. Summary of Significant Accounting Policies (Continued)

p)	Recent Accounting Pronouncements (Continued)

  In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

  In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the consolidated financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Novori Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

3.	Property and Equipment
				May 31,	May 31,
				2007	2006
			Accumulated	Net Carrying	Net Carrying
		Cost	Amortization	Value	Value
		$	$	$	$

Computer hardware		627	512	115	324

4. Accrued Liabilities
				May 31,	May 31,
				2007	2006
				$	$

Accrued interest				12,255	5,140
Allowance for sales returns				5,641	911
Professional fees				14,879	7,447
Contingent liability (Note 10)				20,000	–

				52,775	13,498

5.	Related Party Transactions

	a)	At May 31, 2007, the Company is owed $2,796 (CDN$3,000) from an officer of the Company. This amount is non-interest bearing, unsecured, and due on demand.

	b)	At May 31, 2007, the Company owes $10,000 to a company controlled by two directors of the Company. This amount is non-interest bearing, unsecured, and due on demand.

c)

  At May 31, 2007, the Company owes $15,000 to a shareholder for consulting fees with respect to the standby equity distribution agreement, as disclosed in Note 9(b). Under the terms of the agreement, the amounts are unsecured, non-interest bearing, and due on demand.

	d)	Commencing December 1, 2006, the directors received $101,961 (CDN $115,800) as compensation for consulting services and the Company ceased to record donated services.

During the fiscal year ended May 31, 2007, consulting fees of $42,000 (2006 - $84,000) were recorded as donated services by the directors of the Company.

6.	Convertible Notes

  a) On July 5, 2005, the Company received $80,000 and issued a convertible note maturing on July 5, 2007. Under the terms of the convertible note, interest is payable annually at 5% per annum, and the principal can be convertible into common shares of the Company at $0.40 per common share.

  Additionally, under the terms of the Note, the creditor can call the unpaid principal and interest of the Note if (a) one or more judgements are entered against the Company which exceed, in the aggregate, $100,000 and the Company does not pay such judgements or arrange for their enforcement to be postponed no later than within thirty days after the judgements have been entered; and (b) if bankruptcy, receivership, or insolvency proceedings are started by, or against, the Company, or if the Company dissolves, liquidates or otherwise winds up its business; or if there is a change in control of the Company.

  On April 4, 2007, the Company modified the terms of the $80,000 convertible note to reduce the conversion price from $0.40 per share to $0.20 per share to account for the retroactive application of the forward stock splits.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

6.	Convertible Notes (Continued)

b)

  On January 23, 2007, the Company issued a $100,000 convertible note (the “Note”) maturing on February 1, 2009. Under the terms of the convertible note, interest is payable annually at 8% per annum, and the principal can be convertible into common shares of the Company at lesser of $0.50 per share or a 25% discount to the five day volume weighted average stock price of the Company’s common stock as of the date of conversion.

  On March 28, 2007, the Company modified the terms of the $100,000 convertible note to reduce the conversion price from the lesser of $0.50 per share or a 25% discount to the five day volume weighted average stock price of the Company’s common stock as of the date of conversion to the lesser of $0.25 per share or a 25% discount to the five days volume weighted average stock price of the Company’s common stock as of the date of conversion.

  In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the Company determined that the conversion feature of the Note met the criteria of an embedded derivative and therefore the conversion feature of the debt needed to be bifurcated and accounted for as a derivative. The debt does not meet the definition of “conventional convertible debt” because the number of shares which may be issued upon the conversion of the debt is not fixed. Therefore, the conversion feature, pursuant to EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, was accounted for as a derivative liability. The Company calculated the fair value of the conversion feature and recognized a discount of $57,143, being the difference between the face value and the fair value of the conversion feature.

  Pursuant to EITF 00-19 the Company will adjust the carrying value of the conversion feature to its fair value at each reporting date. On May 31, 2007, the Company recognized a loss on the change in the fair value of the conversion feature of $430,857 increasing the carrying value of the derivative liability to $488,000.

  For the year ended May 31, 2007, the Company accreted interest expense of $7,089 increasing the carrying value of the Note to $49,946. The Company will record further interest expense over the term of the Note of $50,054 resulting from the fair value of the conversion feature at May 31, 2007. The carrying value of the convertible debentures will be accreted to the face value of $100,000 to maturity.

7.	Promissory Notes

	a)	On May 1, 2006, the Company received $10,000 and issued a promissory note. Under the terms of the promissory note, interest is accrued at 5% per annum, is unsecured, and due on July 5, 2008.

b)

  On July 28, 2006, the Company received $30,000 and issued a promissory note. Under the terms of the promissory note, interest is accrued at 10% per annum and the principal and interest is due upon demand 90 days after advancement of funds. As at May 31, 2007, the amount has not been repaid and the Company has recorded $2,507 of accrued interest.

c)

  On December 20, 2006, the Company received $7,000 and issued a promissory note. Under the terms of the promissory note, the amount is unsecured, accrues interest at 5% per annum, and is due on May 24, 2008. At May 31, 2007, accrued interest of $156 has been recorded.

d)

  On December 20, 2006, the Company received $3,000 and issued a promissory note. Under the terms of the promissory note, the amount is unsecured, accrues interest at 5% per annum, and is due on December 19, 2009. At May 31, 2007, accrued interest of $67 has been recorded.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

8.	Common Stock

a)

  On February 9, 2007, the Company completed a 2:1 forward stock split of the Company’s stock by way of a dividend of one share for each share of common stock outstanding and on March 29, 2007, the Company completed a 2:1 forward stock split of the Company’s stock by way of a dividend of two shares for each share of common stock outstanding. As a result, the issued and outstanding common shares increased from 12,878,625 common shares to 51,514,500 common shares. All common share amounts have been retroactively adjusted for all periods presented.

b)

  During the fiscal year ended May 31, 2007, the Company received advances of $135,000 pursuant to the equity distribution agreement described in Note 9(d). At May 31, 2007, the advances are included in common stock subscribed and the Company will issue 287,902 shares of common stock.

c)

  On May 24, 2006, the Company issued 1,008,000 split-adjusted common shares at a price of $0.1875 per common share pursuant to a Search Engine Optimization Agreement signed May 26, 2005, in consideration for 18 months of services (see Note 9(a)). At May 31, 2006, the Company recorded advertising expense of $128,250 and prepaid expense of $60,000.

	d)	On May 4, 2006, the Company issued 16,000 split-adjusted common shares at a price of $0.1875 per common share for cash proceeds of $3,000.

9.	Commitments

a)

  On May 25, 2007, the Company entered into a lease agreement with a company to provide office space to the Company for a 5 year term plus a 5 year renewal option. Under the lease agreement, the Company is obligated to the following payments:

2008	Cdn $24,672

2009	Cdn $29,952

2010	Cdn $32,022

2011	Cdn $33,057

2012	Cdn $33,977

  During the year ended May 31, 2007, the Company incurred rent expense of $7,975 from shared accommodations with a non-related company. For the year ended May 31, 2006, rent of $7,693 (CDN$9,000) was charged to operations and recorded as donated capital.

b)

  On January 24, 2007, the Company entered into a standby equity distribution agreement with an investor, whereby the Company has the option to issue and sell to the investor the Company’s common stock up to an aggregate amount of $1,260,000 over a term of 24 months.

  The number of shares of common stock of the Company that the investor shall receive for each advance shall be determined by dividing the amount of the advance by the purchase price which shall be 60% of the volume weighted average stock price during the five consecutive trading days after the date that the notice requesting an advance was made. The maximum amount for each advance shall be $45,000 for the first 12 months of the commitment period, and $60,000 thereafter. There must be a minimum of 28 days between each advance of funds and the corresponding delivery of shares.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

9.	Commitments (Continued)

  The Company has agreed to file a Registration Statement with the United States Securities and Exchange Commission with respect to the resale of all of the common stock underlying the distribution agreement. The Registration Statement must be effective before the Company is allowed to send a notice to the investor requesting an advance of a portion of the commitment amount of $1,260,000. After twelve months from the date the Registration Statement is declared effective, the distribution agreement may be terminated at any time by either party, upon thirty days written notice to the other party.

  The agreement will also terminate permanently in the event that (a) any stop order or suspension of the effectiveness of the registration statement for 50 days; (b) the Company fails materially to comply any of its covenants under the distribution agreement.

c)

  On January 24, 2007, the Company entered into a consulting agreement with the same investor as noted in Note 9(b) to provide consulting services for a period of 24 months. The Company is obligated to pay $15,000 of consulting fees for any month when an advance of funds is requested by the Company and made by the investor, pursuant to the distribution agreement entered between the parties on January 24, 2007. During the fiscal year ended May 31, 2007, the Company received advances of $135,000 and paid $45,000 of consulting fees.

	d)	On December 1, 2006, the Company entered into a consulting agreement with a company to provide professional services relating to the search engine optimization of the Company’s Website.

Under the terms of the agreement, the Company is obligated to pay $15,000 per month for an 18 month term commencing December 1, 2006.

10.	Contingent Liability

  In July 2007, Blue Nile, Inc. (the “Plaintiff”) filed a claim against the Company in the United States District Court for the Western District of Washington, in Seattle, Washington. The Plaintiff sought money damages against the Company alleging illicit appropriation by the Company of eight copyrighted images of diamonds which appeared on the Company’s website. The only section of the Company’s website where the allegedly infringing images appeared featured loose diamonds exclusively. The action also seeks to enjoin the Company from using the images.

  Although the range of allowable discretionary damages claimed by the Plaintiff is broad, the pertinent decisional authority indicates that the court will guide its discretion to award damages by looking at the Company’s profits and the Plaintiff’s actual damages. Due to the Company’s operating losses since inception and absence of profits from the sale of loose diamonds since inception, the Company estimated that there is a moderate to high likelihood of limiting the maximum potential liability through an out of court settlement and there is a moderate to high likelihood that the sum of such damages would be significantly lower than both the maximum amount of allowable statutory damages and the cost of defending the claim.

  The Company is in negotiations with the Plaintiff to settle the claim and at May 31, 2007, the Company accrued $20,000 of contingent liability. As of August 24, 2007, there are no judgements against the Company.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

11.	Income Taxes

  The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward of approximately $620,600 available to offset taxable income in future years which commence expiring in fiscal 2013. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the consolidated financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

  The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	May 31,	May 31,
	2007	2006
	$	$
Income tax recovery at statutory rates	304,000	127,000
Permanent differences	(168,000)	(31,000)
Valuation allowance change	(136,000)	(96,000)

Provision for income taxes	–	–

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities are as follows:

	May 31,	May 31,
	2007	2006
	$	$
Net operating loss carryforward	259,000	123,000
Valuation allowance	(259,000)	(123,000)

Net deferred income tax asset	–	–

  The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

Novori Inc. (A Development Stage Company) Notes to Consolidated Financial Statements

12.	Subsequent Events

a)

  On June 12, 2007, the Board of Directors of the Company adopted a Certificate of Designation for Series A Convertible Preferred Stock which are convertible into common stock on a one for one basis at any time after June 12, 2009.

b)

  On June 12, 2007, the Company entered into shareholder agreements with the President and Chief Financial Officer of the Company pursuant to which the President and CFO will each convert 9,500,000 shares of common stock into Series A Convertible Preferred Stock on a one for one basis. No other consideration would be paid in accordance with these transactions.

	c)	On July 5, 2007, the Company extended the repayment terms of the $10,000 promissory note, as disclosed in Note 7(a), to July 5, 2008.

d)

  On July 5, 2007, the holders of the convertible note, as disclosed in Note 6(a) exercised their option to convert the note into common shares of the Company. Based on the conversion price on the date of exercise at July 5, 2007, the amount owing is $88,200 which is convertible into common shares of the Company at the split-adjusted conversion price of $0.20 per common share, or 441,000 common shares of the Company.

e)

  As at August 24, 2007, the Company has received cash advances of $90,000 and is committed to issue 95,376 common shares of the Company pursuant to the standard equity distribution agreement as disclosed in Note 9(b).

Novori Inc.
(Formerly a Development Stage Company)
August 31, 2007
Index
Consolidated Balance Sheets	F-19
Consolidated Statements of Operations	F-20
Consolidated Statements of Cash Flows	F-21
Notes to the Consolidated Financial Statements	F-22

Novori Inc.
Consolidated Balance Sheets
(Formerly a Development Stage Company)
(Expressed in US dollars)
(unaudited)

	August 31,	May 31,
	2007	2007
	$	$

ASSETS
Current Assets

Cash	23,239	11,293
Due from related party (Note 5(a))	2,829	2,796

Inventory	60,471	26,358
Prepaid expenses	3,922	3,877

Total Current Assets	90,461	44,324
Property and Equipment (Note 3)	63	115

Total Assets	90,524	44,439

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities

Accounts payable	84,874	56,197
Accrued liabilities (Note 4)	53,618	52,775

Due to a related party (Note 5(b))	10,000	10,000
Due to shareholder (Note 5(c))	15,000	15,000

Deferred revenue	30,057	–
Convertible note payable (Note 6(a))	–	80,000

Promissory notes (Note 7)	47,000	47,000

Total Current Liabilities	240,549	260,972

Convertible notes, less discount of $44,571 and $50,054, respectively (Note	55,429	49,946

6(b))
Derivative liability (Note 6(b))	80,000	488,000

Long-term promissory notes (Note 7(d))	3,000	3,000

Total Liabilities	378,978	801,918

Contingencies and Commitments (Notes 1, 10 and 11)

Stockholders’ Deficit
Preferred Stock, 20,000,000 shares authorized, with a par value of $0.0001;

19,000,000 issued and outstanding (May 31, 2007 – none)	1,900	–
Common Stock, 100,000,000 shares authorized, with a par value of
$0.0001;

32,955,500 shares issued and outstanding (May 31, 2007 – 51,514,500
shares)	3,295	5,151

Additional Paid-in Capital	499,885	411,729
Common Stock Subscribed (Note 9(b))	270,000	135,000

Donated Capital	139,736	139,736
Accumulated Other Comprehensive Loss	(11,197)	(9,873)

Deficit	(1,192,073)	(1,439,222)

Total Stockholders’ Deficit	(288,454)	(757,479)

Total Liabilities and Stockholders’ Deficit	90,524	44,439

  (The accompanying notes are an integral part of the consolidated financial statements)

Novori Inc.
Consolidated Statements of Operations
(Formerly a Development Stage Company)
(Expressed in US dollars)
(unaudited)

	For the	For the
	Three	Three
	Months	Months
	Ended	Ended
	August 31,	August 31,
	2007	2006
	$	$

Revenue	468,315	333,406
Cost of sales	398,869	310,450

Gross Profit	69,446	22,956

Expenses

Amortization	52	52
Consulting fees	51,044	21,000

General and administrative	128,717	77,426
Professional fees	45,001	16,692

Total Operating Expenses	224,814	115,170

Operating Loss	(155,368)	(92,214)

Other Expense
Accretion of discount on convertible notes (Note 6)	(5,483)	–

Gain (loss) on change in fair value of conversion feature (Note 6)	408,000	–

Net Income (Loss)	247,149	(92,214)

Other Comprehensive Loss
Foreign currency translation adjustment	(1,324)	(84)

Comprehensive Income (Loss )	245,825	(92,298)

Net Loss Per Share – Basic and Diluted	0.01	–

Weighted Average Shares Outstanding	38,988,174	51,514,500

  (The accompanying notes are an integral part of the consolidated financial statements)

Novori Inc.
Consolidated Statements of Cash Flows
(Formerly a Development Stage Company)
(Expressed in US dollars)
(unaudited)

	For the	For the
	Three	Three
	months	months
	Ended	Ended
	August 31,	August 31,
	2007	2006
	$	$

Operating Activities

Net income (loss) for the period	247,149	(92,214)

Adjustments to reconcile net loss to net cash used in operating activities:

Accretion of discount on convertible notes	5,483	–
Amortization	52	52

Donated services and rent	–	21,000
Gain on change in fair value of conversion feature	(408,000)	–

Changes in operating assets and liabilities:

Accounts receivable	–	2,079
Inventory	(34,113)	14,197

Prepaid expenses	–	30,375
Accounts payable and accrued liabilities	37,656	7,546

Deferred revenue	30,057	(23,888)

Net Cash Used In Operating Activities	(121,716)	(40,853)

Financing Activities

Proceeds from issuance of convertible note	–	30,000
Proceeds from common stock subscribed	135,000	–

Net Cash Flows Provided By Financing Activities	135,000	30,000

Effect of Exchange Rate Changes on Cash	(1,338)	(84)

Increase(Decrease) in Cash	11,946	(10,937)

Cash - Beginning of Period	11,293	29,213

Cash - End of Period	23,239	18,276

Supplemental Disclosures:

Interest paid	–	–

Income taxes paid	–	–

  (The accompanying notes are an integral part of the consolidated financial statements)

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

  Novori Inc. (the “Company”) was incorporated in the State of Delaware, USA on July 26, 2004. Effective July 28, 2004, the Company incorporated a wholly owned subsidiary, Novori Marketing Inc., in the Province of British Columbia, Canada. The Company’s principal business is the purchase and sale of diamonds over the Internet. The Company has produced significant revenue from its principal business and prior to June 1, 2007 was a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

  These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. While the Company has generated revenue since inception, it has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at August 31, 2007, the Company has a working capital deficit of $150,088 and has accumulated losses of $1,192,073 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company‘s common shares are currently trading on the Over the Counter Bulletin Board (OTCBB) under the trading symbol ‘NOVO.OB’.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation and Fiscal Year

  These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Novori Marketing Inc. All intercompany transactions and balances have been eliminated. The Company’s fiscal year-end is May 31.

	b)	Interim Consolidated Financial Statements

  The interim unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	c)	Use of Estimates

  The preparation of these consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to long- lived assets, stock-based compensation, allowances for doubtful accounts, sales returns and allowances, inventory reserves, deferred income tax asset valuations, and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	d)	Comprehensive Loss

  SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income (loss) and its components in the consolidated financial statements. As at August 31, 2007, and 2006, the Company’s only component of comprehensive loss was foreign currency translation adjustments.

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Inventory

  Inventory is determined on a first-in, first-out basis and is stated at the lower of cost or market. Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors. As at August 31, 2007, inventory consisted of diamonds and settings held for sale.

	g)	Financial Instruments and Concentrations

  The fair values of financial instruments, which include, cash, accounts payable, accrued liabilities, amounts due from and to related parties, convertible notes, and promissory notes were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada resulting in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash is deposited with a high quality financial institution.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	h)	Foreign Currency Translation

  The Company’s reporting currency is the United States dollar. Foreign currency transactions are accounted for in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS No. 52”). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. The functional currency of the wholly owned subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars in accordance with SFAS No. 52 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Property and Equipment

Property and equipment consists of computer hardware and is recorded at cost. Computer hardware is being amortized on the straight-line basis over the estimated life of three years.

	j)	Long-lived Assets

  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

  Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

	k)	Basic and Diluted Net Income (Loss) per Share

  The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (“SFAS 128”). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the consolidated statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The Company has 400,000 potential common shares outstanding related to convertible notes payable. Refer to Note 6.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	l)	Income Taxes

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	m)	Revenue Recognition

  The Company recognizes revenue from the online sale of diamonds and diamond jewellery products in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.” The Company accounts for revenue as a principal using the guidance in EITF 99-19, “Reporting Revenue Gross as a Principal vs. Net as an Agent”. Revenue consists of the sale of diamonds and diamond jewellery products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. The Company provides the customer with a 30 day right of return. The Company recognizes revenue at the time of sale in accordance with SFAS No. 48 “Revenue Recognition When Right of Return Exists”. Gross revenues and related cost of sales are reduced by the estimated amount of future returns based upon past historical experience. The Company sells to customers based on standard credit policies and regularly reviews accounts receivable for any bad debts. Allowances for doubtful accounts are based on an estimate of losses on customer receivable balances.

	n)	Advertising Costs

Advertising costs are charged to operations as incurred. For the three month period ended August 31, 2007 and 2006, the Company recorded advertising costs of $51,870 and $62,042, respectively.

	o)	Shipping and Handling Costs

The Company pays for all shipping and handling costs within and outside of the United States, which is included in cost of sales. The Company currently ships to countries outside of the United States.

	p)	Stock-based Compensation

  Effective March 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company did not have any unvested stock options or unvested share based payments as of March 1, 2006. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No. 123R.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	q)	Recent Issued Accounting Pronouncements

  In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

	r)	Recent Adopted Accounting Pronouncements

  In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	r)	Recent Adopted Accounting Pronouncements (continued)

  In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative an qualitative factors. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

  In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two- step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the consolidated financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

3.	Property and Equipment

4.	Accrued Liabilities

		August 31,	May 31,
		2007	2007
		$	$
		(unaudited)

	Accrued interest	8,742	12,255
	Allowance for sales returns	3,376	5,641

	Professional fees	19,000	14,879
	Contingent liability (Note 11)	20,000	20,000

	Advertising and Promotion	2,500	–

		53,618	52,775

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

5.	Related Party Transactions

	a)	At August 31, 2007, the Company is owed $2,829 (CDN$3,000) from an officer of the Company. This amount is non-interest bearing, unsecured, and due on demand.

	b)	At August 31, 2007, the Company owes $10,000 to a company controlled by two directors of the Company. This amount is non-interest bearing, unsecured, and due on demand.

c)

  At August 31, 2007, the Company owes $15,000 to a shareholder for consulting fees with respect to the standby equity distribution agreement, as disclosed in Note 10(c). Under the terms of the agreement, the amounts are unsecured, non-interest bearing, and due on demand.

	d)	For the three month period ended August 31, 2007, the directors received $51,044 (CDN $54,014) as compensation for consulting services provided to the Company.

6.	Convertible Notes

a)

  On July 5, 2005, the Company received $80,000 and issued a convertible note maturing on July 5, 2007. Under the terms of the convertible note, interest is payable annually at 5% per annum, and the principal can be convertible into common shares of the Company at $0.40 per common share.

  Additionally, under the terms of the Note, the creditor can call the unpaid principal and interest of the Note if (a) one or more judgments are entered against the Company which exceed, in the aggregate, $100,000 and the Company does not pay such judgments or arrange for their enforcement to be postponed no later than within thirty days after the judgments have been entered; and (b) if bankruptcy, receivership, or insolvency proceedings are started by, or against, the Company, or if the Company dissolves, liquidates or otherwise winds up its business; or if there is a change in control of the Company.

  On April 4, 2007, the Company modified the terms of the $80,000 convertible note to reduce the conversion price from $0.40 per share to $0.20 per share to account for the retroactive application of the forward stock splits.

  On July 5, 2007, the holders of the convertible note exercised their option to convert the note and accrued interest of $88,200 into 441,000 shares of common stock at a conversion price of $0.20 per share.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

6.	Convertible Note (continued)

b)

  On January 23, 2007, the Company issued a $100,000 convertible note (the “Note”) maturing on February 1, 2009. Under the terms of the convertible note, interest is payable annually at 8% per annum, and the principal can be convertible into common shares of the Company at lesser of $0.50 per share or a 25% discount to the five day volume weighted average stock price of the Company’s common stock as of the date of conversion.

  On March 28, 2007, the Company modified the terms of the $100,000 convertible note to reduce the conversion price from the lesser of $0.50 per share or a 25% discount to the five day volume weighted average stock price of the Company’s common stock as of the date of conversion to the lesser of $0.25 per share or a 25% discount to the five days volume weighted average stock price of the Company’s common stock as of the date of conversion.

  In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the Company determined that the conversion feature of the Note met the criteria of an embedded derivative and therefore the conversion feature of the debt needed to be bifurcated and accounted for as a derivative. The debt does not meet the definition of “conventional convertible debt” because the number of shares which may be issued upon the conversion of the debt is not fixed. Therefore, the conversion feature, pursuant to EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, was accounted for as a derivative liability. The Company calculated the fair value of the conversion feature and recognized a discount of $57,143, being the difference between the face value and the fair value of the conversion feature.

  Pursuant to EITF 00-19 the Company will adjust the carrying value of the conversion feature to its fair value at each reporting date. On August 31, 2007, the Company recognized a gain on the change in the fair value of the conversion feature of $408,000 decreasing the carrying value of the derivative liability to $80,000.

  For the three month period ended August 31, 2007, the Company accreted interest expense of $5,483 increasing the carrying value of the Note to $55,429. The Company will record further interest expense over the term of the Note of $44,571 resulting from the fair value of the conversion feature at August 31, 2007. The carrying value of the convertible debentures will be accreted to the face value of $100,000 to maturity.

7.	Promissory Notes

	a)	On May 1, 2006, the Company received $10,000 and issued a promissory note. Under the terms of the promissory note, interest is accrued at 5% per annum, is unsecured, and due on July 5, 2008.

b)

  On July 28, 2006, the Company received $30,000 and issued a promissory note. Under the terms of the promissory note, interest is accrued at 10% per annum and the principal and interest is due upon demand 90 days after advancement of funds. As at August 31, 2007, the amount has not been repaid and the Company has recorded $3,263 of accrued interest.

c)

  On December 20, 2006, the Company received $7,000 and issued a promissory note. Under the terms of the promissory note, the amount is unsecured, accrues interest at 5% per annum, and is due on May 24, 2008. At August 31, 2007, accrued interest of $244 has been recorded.

d)

  On December 20, 2006, the Company received $3,000 and issued a promissory note. Under the terms of the promissory note, the amount is unsecured, accrues interest at 5% per annum, and is due on December 19, 2009. At August 31, 2007, accrued interest of $105 has been recorded.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

8.	Preferred Stock

a)

  On June 12, 2007, the Board of Directors of the Company adopted a Certificate of Designation for Series A Convertible Preferred Stock which are convertible into common stock on a one for one basis at any time after June 12, 2009.

b)

  On June 12, 2007, the Company entered into shareholder agreements with the President and Chief Financial Officer (“CFO”) of the Company pursuant to which each converted 9,500,000 shares of common stock into 9,500,000 Series A Convertible Preferred Stock on a one for one basis. No other consideration was paid in accordance with these transactions.

9.	Common Stock

a)

  During the three month period ended August 31, 2007, the Company received advances of $135,000 pursuant to the equity distribution agreement described in Note 10(b). At August 31, 2007, the advances are included in common stock subscribed and the Company will issue 179,088 shares of common stock.

b)

  On June 12, 2007, the Company entered into shareholder agreements with the President and CFO of the Company pursuant to which each converted 9,500,000 shares of common stock into 9,500,000 Series A Convertible Preferred Stock on a one for one basis. No other consideration was paid in accordance with these transactions.

c)

  On July 5, 2007, the holders of the convertible note, as disclosed in Note 6(a), exercised their option to convert the note and accrued interest of $88,200 into 441,000 shares of common stock at a conversion price of $0.20 per share. Refer to Note 6(a).

10.	Commitments

a)

  On May 25, 2007, the Company entered into a lease agreement with a company to provide office space to the Company for a 5 year term plus a 5 year renewal option. Under the lease agreement, the Company is obligated to the following payments:

2008	Cdn $24,672

2009	Cdn $29,952

2010	Cdn $32,022

2011	Cdn $33,057

2012	Cdn $33,977

  During the three month period ended August 31, 2007, the Company incurred rent expense of $5,409 (CDN$5,724). For the three month period ended August 31, 2006, rent of $1,942 (CDN$2,175) was charged to operations.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

10.	Commitments (continued)

b)

  On January 24, 2007, the Company entered into a standby equity distribution agreement with an investor, whereby the Company has the option to issue and sell to the investor the Company’s common stock up to an aggregate amount of $1,260,000 over a term of 24 months.

  The number of shares of common stock of the Company that the investor shall receive for each advance shall be determined by dividing the amount of the advance by the purchase price which shall be 60% of the volume weighted average stock price during the five consecutive trading days after the date that the notice requesting an advance was made. The maximum amount for each advance shall be $45,000 for the first 12 months of the commitment period, and $60,000 thereafter. There must be a minimum of 28 days between each advance of funds and the corresponding delivery of common shares.

  The Company has agreed to file a Registration Statement with the United States Securities and Exchange Commission with respect to the resale of all of the common stock underlying the distribution agreement. The Registration Statement must be effective before the Company is allowed to send a notice to the investor requesting an advance of a portion of the commitment amount of $1,260,000. After twelve months from the date the Registration Statement is declared effective, the distribution agreement may be terminated at any time by either party, upon thirty days written notice to the other party.

  The agreement will also terminate permanently in the event that (a) any stop order or suspension of the effectiveness of the registration statement for 50 days; (b) the Company fails materially to comply any of its covenants under the distribution agreement.

As at August 31, 2007, the Company has received proceeds of $270,000 and is committed to issue 464,491 common shares of the Company to the investor.

c)

  On January 24, 2007, the Company entered into a consulting agreement with the same investor as noted in Note 10(b) to provide consulting services for a period of 24 months. The Company is obligated to pay $15,000 of consulting fees for any month when an advance of funds is requested by the Company and made by the investor, pursuant to the distribution agreement entered between the parties on January 24, 2007. During the three month period ended August 31, 2007, the Company received advances of $135,000 and recorded consulting fees of $45,000, of which $15,000 is included in accounts payable.

d)

  On December 1, 2006, the Company entered into a consulting agreement with a company to provide professional services relating to the search engine optimization of the Company’s Website. Under the terms of the agreement, the Company is obligated to pay $15,000 per month for an 18 month term commencing December 1, 2006.

Novori Inc. (Formerly a Development Stage Company) Notes to the Consolidated Financial Statements August 31, 2007 (Expressed in U.S. dollars)

11.	Contingent Liability

  In July 2007, Blue Nile, Inc. (the “Plaintiff”) filed a claim against the Company in the United States District Court for the Western District of Washington, in Seattle, Washington. The Plaintiff sought money damages against the Company alleging illicit appropriation by the Company of eight copyrighted images of diamonds which appeared on the Company’s website. The section of the Company’s website where the allegedly infringing images appeared, featured loose diamonds exclusively. The action also seeks to enjoin the Company from using the images.

  Although the range of allowable discretionary damages claimed by the Plaintiff is broad, the pertinent decisional authority indicates that the court will guide its discretion to award damages by looking at the Company’s profits and the Plaintiff’s actual damages. Due to the Company’s operating losses since inception and absence of profits from the sale of loose diamonds since inception, the Company estimated that there is a moderate to high likelihood of limiting the maximum potential liability through an out of court settlement and there is a moderate to high likelihood that the sum of such damages would be significantly lower than both the maximum amount of allowable statutory damages and the cost of defending the claim.

  The Company is in negotiations with the Plaintiff to settle the claim and at May 31, 2007, the Company accrued $20,000 of contingent liability. As of August 31, 2007, there are no judgments against the Company.

  Dealer Prospectus Delivery Obligation

  Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

  The accounting firm of Manning Elliott LLP, an Independent Registered Public Accounting Firm, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.

  Indemnification of Officers and Directors

  Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of DGCL or obtained an improper personal benefit.

  Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the registrant or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

  Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

  Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    for any breach of the director's duty of loyalty to the registrant or its stockholders;

    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

    for any transaction from which the director derived an improper personal benefit.

  These provisions are permitted under Delaware law. Our Bylaws do not have any provisions regarding indemnification of Directors or Officers.

  The indemnification provisions contained in our Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

  We have no directors and officers’ liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

  Other Expenses of Issuance and Distribution

  Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

SEC filing fee	$ 60
Legal fees and expenses	15,000
Accounting fees and expenses	20,000
Printing and marketing expenses	140
Miscellaneous	800

Total	$ 36,000

  Recent Sales of Unregistered Securities

  Since inception on July 26, 2004, we have made the following sales of unregistered securities. All transactions pre-dating February 9, 2007 were conducted before the two stock splits which occurred on February 9, 2007 and March 29, 2007, and are presented on a pre-split basis:

  On July 28, 2004, we issued 3,000,000 common shares to the three directors at a price of $0.0001 per share for total proceeds of $300. On May 4, 2005, 750,000 shares of common stock were reacquired from a director in consideration of $0.02654 per share and cancelled. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On November 14, 2004, we issued 7,500,000 shares to two directors at a price of $0.0001 per share for total proceeds of $750, consisting of $500 paid in cash and the balance of $250 paid in services. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On November 26, 2004, we issued 2,499,375 shares of common stock at $0.016 per share for total proceeds of $39,990 pursuant to a private placement. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On March 12, 2005, we issued 273,250 shares of common stock pursuant to a private placement at $0.20 per share for cash proceeds of $53,650, net of offering costs of $1,000. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On May 30, 2005, we issued 100,000 shares of common stock to Nashrulla Jamani, Senior VP of Investors Relation at $0.20 per share for cash proceeds of $20,000, pursuant to a private placement. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On July 5, 2005, we entered into a convertible note which allows the holder of the convertible note to convert a principal loan amount of up to $80,000 into our common shares at a rate of $0.20. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On May 4, 2006, we issued 4,000 shares of common stock at $0.75 per share to 689719 BC Ltd., a holder of a convertible note and several promissory notes, for total proceeds of $3,000, pursuant to a private placement. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On May 24, 2006, we issued 252,000 common shares at a deemed price of $0.75 per share to various individuals as compensation for marketing services. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On January 23, 2007, we entered into a 8% convertible promissory note with Focus Capital, which allows Focus Capital to convert the total amount of up to $100,000 into our common shares at a conversion price of the lesser of (a) $0.25 per share or (b) a 25% discount to the five day volume weighted average stock price as of the date of conversion. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On January 24, 2007, we entered into the Equity Agreement with 0775270 BC, pursuant to which 0775270 BC agreed to purchase up to $1,260,000 worth of our common shares at a purchase price of 60% of the volume weighted average stock price during the five consecutive trading days after the Notice Date. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  On July 5, 2007 we issued 441,000 shares of our common stock to 689719 BC Ltd. based on the conversion of the outstanding principal and interest of $88,200 at $0.20 per share pursuant to a convertible note. This issuance was exempt from registration pursuant to Regulation S of the Securities Act.

  We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

  Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Exhibits Number Description

  3.1 Certificate (Articles) of Incorporation as filed with the Delaware Secretary of State on July 26, 2004 (1)

  3.2 Bylaws (1)

  3.3 Certificate of Designation, Preferences and Rights (2)

  4    Instrument Defining the Right of Holders - Form of Share Certificate (1)

  5.1 Legal Opinion & Consent

  10.1 Shareholder Agreement with Harold Schaffrick dated June 20, 2007 (4)

  10.2 Shareholder Agreement with Mark Neild dated June 20, 2007 (4)

  10.3 Standby Equity Distribution Agreement with 0775270 BC Ltd. dated January 24, 2007 (3)

  10.4 Consulting Agreement with 0775270 BC Ltd. dated January 24, 2007 (3)

  10.5 8% Convertible Promissory Note with Focus Capital Investments Inc. dated January 23, 2007 (3)

  10.6 Addendum to 8% Convertible Promissory Note with Focus Capital Investments Inc. dated March 28, 2007 (3)

  10.7 5% Convertible Promissory Note with 689719 BC Ltd. dated July 5, 2005 (3)

  10.8 Addendum to 5% Convertible Promissory Note with 689719 BC Ltd. dated April 4, 2007

  10.9 Promissory Note with 689719 BC Ltd. dated December 19, 2006 (3)

  10.10 Promissory Note with 0718806 BC Ltd. dated July 28, 2006

  10.11 Promissory Note with 689719 BC Ltd. dated May 24, 2006 (3)

  10.12 Promissory Note with 689719 BC Ltd. dated May 1, 2006

  10.13 Addendum to May 1, 2006 Promissory Note with 689719 BC Ltd dated July 5, 2007

  21.1 Subsidiaries of the Registrant (1)

  23.1 Consent of Manning Elliott LLP

(1)	Included as exhibits on our Form SB-2 filed on December 15, 2005.

(2)	Included as an exhibit to our Form 8-K filed on June 19, 2007.

(3)	Included as exhibits on our Form 10-QSB filed on April 17, 2007.

(4)	Included as exhibits on our Form 10-KSB filed on September 13, 2007

  Undertakings

  Novori hereby undertakes:

  1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

    include any prospectus required by Section 10(a)(3) of the Securities Act;

    reflect in the prospectus any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective prospectus; and

    include any material information with respect to the plan of distribution not previously disclosed in the prospectus or any material change to such information in the prospectus;

  2. that for determining liability under the Securities Act, treat each post-effective amendment as a new prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

  3. to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

  4. for determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of Novori pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i) Any preliminary prospectus or prospectus of Novori relating to the offering required to be filed pursuant to Rule 424;

  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of Novori or used or referred to by the undersigned registrant;

  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  Signatures

  In accordance with the requirements of the Securities Act, Novori certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 8th day of November, 2007.

NOVORI INC. By: /s/ Harold Schaffrick Harold Schaffrick President, Director, Chief Executive Officer

  In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

	President, Director,	November 8, 2007
/s/ Harold Schaffrick	Chief Executive Officer
Harold Schaffrick

	Director, Chief Financial	November 8, 2007
/s/ Mark Neild	Officer, Principal
Mark Neild	Accounting Officer